UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under § 240.14a-12

NetNation Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.0001 per share

2)	Aggregate number of securities to which transaction applies:
6,083,000 shares

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
$1.65 per share

4)	Proposed maximum aggregate value of transaction:
$10,036,950

5)	Total fee paid:
$2,007.39

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: ___________________________________________________
2) Form Schedule or Registration Statement No.: ___________________________________
3) Filing Party: _____________________________________________________________
4) Date Filed: ______________________________________________________________

NETNATION COMMUNICATIONS, INC.
Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6

July 25, 2003

Dear Stockholder:

As you know, on June 11, 2003, we entered into an Agreement and Plan of Merger substantially in the form attached hereto as Appendix A (the “merger agreement,” which term will also refer to the merger agreement as it may be amended from time to time, depending on the context) with Hostway Corporation pursuant to which we agreed to be acquired by Hostway in a merger transaction. At our special meeting of stockholders to be held on August 21, 2003 at 10:00 a.m. Pacific Daylight Time, you will be asked to act on a proposal to adopt the merger agreement so that the merger can occur. The meeting will be held at the Simon Fraser Harbour Centre, Suite 1430 D, 515 West Hastings, in Vancouver, British Columbia, Canada. This booklet includes the notice of special meeting and proxy statement as well as a proxy card.

Upon completion of the merger, you will be entitled to receive $1.65 in cash for each share of NetNation common stock that you own. The $1.65 per share merger consideration reflects the one for two and one-half reverse stock split that occurred as of the close of trading on June 13, 2003.

This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Appendix A. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has unanimously approved the merger agreement, declared the advisability of the merger and determined that the merger agreement and the merger are fair to and in the best interests of NetNation and our stockholders. In connection with its evaluation of the merger, the board of directors considered a number of factors, including whether the consideration to be received by holders of shares of NetNation common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

On July 10, 2003, we received a fairness opinion from BDO Valuation Inc. (“BDO”). The BDO opinion does not constitute a recommendation to any NetNation stockholder as to how to vote at the special meeting. The written opinion of BDO is attached as Appendix D to the proxy statement, and we recommend that you read it in its entirety.

Two principal stockholders of NetNation who collectively hold approximately 31.7% of the outstanding shares of NetNation common stock have entered into separate agreements with Hostway to vote their shares for adoption of the merger agreement, with the intention of assuring that the merger agreement will be adopted (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to NetNation stockholders).

Our board of directors recommends that you vote “for” the proposal to adopt the merger agreement. The failure of any NetNation stockholder to vote on the adoption of the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you are able to attend in person, please vote as soon as possible. Accordingly, please complete, sign and promptly mail the enclosed proxy card. Please review the instructions on the proxy card regarding how to vote.

Sincerely,

/s/ Joseph Kibur

Joseph Kibur,
Chief Executive Officer

The accompanying proxy statement is dated July 25, 2003, and is first being mailed to stockholders of NetNation Communications, Inc. on or about July 25, 2003.

THIS TRANSACTION AND THE ACCOMPANYING PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NETNATION COMMUNICATIONS, INC.
Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PDT ON AUGUST 21, 2003

To the Stockholders of
NetNation Communications, Inc.:

A special meeting of stockholders of NetNation Communications, Inc., a Delaware corporation, will be held at the Simon Fraser Harbour Centre, Suite 1430 D, 515 West Hastings, Vancouver, British Columbia, Canada, V6B 5K3 on August 21, 2003 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.
to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 11, 2003, among NetNation Communications, Inc., Hostway Corporation and Hostway Acquisition Corp., a wholly owned subsidiary of Hostway Corporation; and

2.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on July 21, 2003, as the record date for determining stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the meeting during the meeting and during regular business hours beginning ten days before the date of the meeting at the offices of NetNation Communications, Inc. at the address above.

All stockholders are invited to attend the special meeting in person, but even if you expect to be present at the special meeting, you are requested to mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope provided to ensure your representation. If you send your proxy card, you will still be able to change your vote or otherwise vote your shares in person at the meeting if you wish.

By Order of the Board of Directors, /s/ David Talmor David Talmor Chairman of the Board and President

Vancouver, British Columbia
July 25, 2003

NETNATION COMMUNICATIONS, INC.
Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 21, 2003

This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about July 25, 2003. They are furnished in connection with the solicitation by the board of directors of NetNation Communications, Inc. of proxies from the holders of our common stock for use at the special meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice.

At the special meeting, stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger substantially in the form attached hereto as Appendix A (the “merger agreement,” which term will refer to the merger agreement as it may be amended from time to time, depending on the context) dated as of June 11, 2003, among NetNation Communications, Inc., a Delaware corporation, Hostway Corporation, an Illinois corporation, and Hostway Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Hostway Corporation. Pursuant to that agreement, Hostway Acquisition Corp. will merge with and into NetNation, with NetNation becoming a wholly owned subsidiary of Hostway Corporation.

Subject to the terms and conditions of the merger agreement, upon consummation of the merger each issued and outstanding share of our common stock, other than shares held by stockholders who validly exercise appraisal rights (as discussed in this proxy statement), will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $1.65 in cash, without interest. The $1.65 per share merger consideration reflects the one for two and one-half reverse stock split that occurred as of the close of trading on June 13, 2003. Upon the consummation of the merger, stockholders of NetNation will have no further interest in the surviving corporation. A copy of the merger agreement is attached to this proxy statement as Appendix A.

In connection with the proposed merger, appraisal rights will be available to those holders of the common stock of NetNation who do not vote in favor of adoption of the merger agreement, who timely and properly demand appraisal of their shares in writing and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix E to this proxy statement. You should read the section entitled “Appraisal Rights” in this proxy statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 in connection with the proposed merger and the full text of Section 262.

NETNATION’S BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER, AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NETNATION AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

Our board of directors has fixed the close of business on July 21, 2003 as the record date for the special meeting and only holders of record of our common stock on that date are entitled to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote 6,083,000 shares of common stock.

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Two principal stockholders of NetNation who, collectively, hold approximately 31.7% of the outstanding shares of NetNation common stock have entered into agreements with Hostway to vote their shares for adoption of the merger agreement, with the intention of assuring that the merger agreement will be adopted (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders).

This proxy statement is dated July 25, 2003.

-ii-

-iii-

OTHER MATTERS	39
ADDITIONAL INFORMATION	39
Future Stockholder Proposals	39
Multiple Stockholders Having the Same Address	39
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	40
WHERE YOU CAN FIND MORE INFORMATION	40

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SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the attached appendices. In this proxy statement, the terms “NetNation,” “we,” “us” and “our” refer to NetNation Communications, Inc.

Effective on the close of trading on June 13, 2003, NetNation conducted a one for two and one-half (1:2.5) reverse stock split of its outstanding shares of common stock. All references throughout this document to the number of shares of NetNation common stock or the share price of NetNation common stock, except as otherwise noted, reflect the reverse stock split.

Proposed Transaction
An all-cash merger by which NetNation becomes a wholly-owned subsidiary of Hostway Corporation and stockholders of NetNation receive cash for their shares. NetNation will cease to be a public company and you will have no further interest in the surviving corporation. See “The Merger Agreement – The Merger”

Payment for Shares	$1.65 per share in cash, without interest, except for shares held by stockholders who perfect appraisal rights under Delaware law. See “The Merger Agreement--Merger Consideration.”

Stockholder Vote
You are being asked to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, by which Hostway will acquire 100% ownership of NetNation. The merger agreement must be approved and adopted by the affirmative vote of a majority of the outstanding shares of NetNation common stock at a special meeting of stockholders to be held on August 21, 2003. See “Voting Rights; Vote Required for Adoption.”

Recommendation
The board of directors of NetNation has determined that the merger is advisable, fair to, and in the best interests of NetNation and its stockholders, has unanimously approved the merger agreement and the merger and recommends that the NetNation stockholders vote FOR the adoption of the merger agreement and the merger. See “The Merger – Reasons for the Merger.”

Opinion of Financial Advisor
On July 10, 2003, BDO delivered its opinion that, subject to and based upon the considerations set forth in its written opinion, the consideration to be received by the holders of shares of NetNation common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

Effective Time of Merger	The merger will be effected upon filing a certificate of merger with the Secretary of State of the State of Delaware, which is expected to be done shortly after the special meeting.

Tax Consequences
In general, a United States stockholder who holds shares as a capital asset that are converted into a right to receive cash pursuant to the merger will generally recognize a capital gain or capital loss in a taxable transaction. The capital gain or capital loss for United States federal income tax purposes will be equal to the difference between the amount of cash receivable by the holder and the adjusted tax basis in the shares. Generally, such capital gain or capital loss will be a long-term capital gain or loss if such shares have been held for more than one year at the time of consummation of the merger. With some exceptions, a non-United States stockholder will not generally be subject to United States federal income tax on a capital gain arising from the conversion of NetNation common shares into the right to receive cash pursuant to the merger. In general, Canadian resident stockholders who hold their shares as capital property will realize a capital gain (or sustain a capital loss) to the extent that the proceeds of disposition received for the shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the shares. In general, stockholders who are not and have never been residents of Canada will not be liable for Canadian federal income tax on the sale of their shares. For additional information regarding material tax consequences of the merger to our stockholders, see “The Merger — Material U.S. and Canadian Federal Income Tax Consequences

Conditions to Merger
The merger agreement contains three key conditions: (1) Hostway must deposit the merger consideration with the exchange agent in advance of the special meeting; (2) the NetNation stockholders must approve the merger at the special meeting; and (3) NetNation must have at least $3 million of cash and cash equivalents at closing. In addition, the merger is subject to the satisfaction or valid waiver of other conditions, including obtaining necessary consents and approvals. See “The Merger Agreement – Conditions to the Merger.”

Principal Stockholders’ Voting Agreements
Two principal stockholders of NetNation have agreed to vote their NetNation shares in favor of the merger. As of the record date, these stockholders owned 31.7% of NetNation’s common stock outstanding. See “The Merger – Principal Stockholders’ Voting Agreements.”

Appraisal Rights
Stockholders who neither vote in favor of nor consent in writing to the merger will be entitled to seek an appraisal of the “fair value” of their shares under Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the merger. In order to perfect the right to an appraisal, a stockholder must submit a timely written demand for appraisal and otherwise comply with the applicable requirements of Delaware law. See “Appraisal Rights.”

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q. What transaction is being proposed?

A. The proposed transaction is an all-cash merger, which will be accomplished through the merger of Hostway Acquisition Corp., a wholly-owned subsidiary of Hostway, with and into NetNation, with NetNation as the surviving corporation. Pursuant to the merger, NetNation will become a wholly-owned subsidiary of Hostway.

Q. Why should I vote to adopt the merger agreement?

A. Our board of directors believes that the merger is fair to, and in the best interests of, NetNation and our stockholders and our board has declared the merger advisable. Please see “The Merger — Background,” “The Merger — Reasons for the Merger” and “The Merger — Opinion of Financial Advisor” in this proxy statement.

Q. What will I be entitled to receive pursuant to the merger?

A. After the merger is completed, you will be entitled to receive $1.65 in cash per share for each share of our common stock that you own. The $1.65 per share merger consideration reflects the one for two and one-half reverse stock split that occurred as of the close of trading on June 13, 2003.

Q. How will the merger impact overall stock ownership of NetNation?

A. After the merger is completed, Hostway will own 100% of the outstanding shares of our common stock.

Q. Are there significant conditions to the closing of the merger?

A. Completion of the merger is dependent upon the satisfaction or waiver of several conditions. Please see “The Merger Agreement — Conditions to the Merger” in this proxy statement. One of the primary conditions is for Hostway to deposit the merger consideration with the exchange agent prior to the NetNation special meeting of stockholders scheduled to take place on August 21, 2003. If the funds are not deposited with the exchange agent, then no vote will take place at the special meeting.

Q. What vote of stockholders is required to adopt the merger agreement?

A. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Stockholders who collectively hold approximately 31.7% of our outstanding shares of common stock have entered into agreements with Hostway to vote their shares for the adoption of the merger agreement.

Q. What do I need to do now?

A. Please complete, sign and mail the proxy card that accompanies this proxy statement as soon as possible, but in any event no later than August 15, 2003 to NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6. The special meeting is scheduled to be held on August 21, 2003 at 10:00 a.m., Pacific Daylight Time. Our board of directors unanimously recommends that you vote in favor of the adoption of the merger agreement at the special meeting.

Q. Should I send in my stock certificates now?

A. No. Promptly after the merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

Q. Do I have appraisal rights?

A. Yes. If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all steps required to perfect your rights under Delaware law. These steps are described under “Appraisal Rights” in this proxy statement.

Q. When will the merger be completed?

A. We are working toward completing the merger as quickly as possible. We currently anticipate completing the merger on or about August 22, 2003.

Q. Whom do I call if I have questions about the merger?

A. If you have any questions, require assistance, or need additional copies of this proxy statement or other related materials, please contact: Jay Elliott, Corporate Communications Manager, NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6, telephone: (604) 688-8946.

Q. How do I vote?

A. You may vote by signing your proxy card or, if your shares are held in street name through a brokerage firm or bank, the voting instruction card included by your broker, and mailing it in the enclosed, postage prepaid and addressed envelope. Or you may vote in person at the special meeting scheduled to be held on August 21, 2003.

Q. Can I change/revoke my vote?

A. Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised: (1) by delivering written notice prior to the special meeting to Jay Elliott, Corporate Communications Manager, at NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6; (2) by voting the shares represented by such proxy in person at the special meeting; or (3) by giving a later dated proxy at any time before the voting at the special meeting. Attendance at the special meeting will not, by itself, revoke a proxy.

Q. What are my tax consequences?

A. In general, a United States stockholder who holds shares as a capital asset that are converted into a right to receive cash pursuant to the merger will generally recognize a capital gain or capital loss in a taxable transaction. The capital gain or capital loss for United States federal income tax purposes will be equal to the difference between the amount of cash receivable by the holder and the adjusted tax basis in the shares. Generally, such capital gain or capital loss will be a long-term capital gain or loss if such shares have been held for more than one year at the time of consummation of the merger. With some exceptions, a non-United States stockholder will not generally be subject to United States federal income tax on a capital gain arising from the conversion of NetNation common shares into the right to receive cash pursuant to the merger. In general, Canadian resident stockholders who hold their shares as capital property will realize a capital gain (or sustain a capital loss) to the extent that the proceeds of disposition received for the shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the shares. In general, stockholders who are not and have never been residents of Canada will not be liable for Canadian federal income tax on the sale of their shares. For additional information regarding material tax consequences of the merger to our stockholders, see “The Merger — Material U.S. and Canadian Federal Income Tax Consequences.”

SUMMARY

This summary highlights important information in this proxy statement but does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting.

The Proposed Transaction

  In the transaction, a wholly owned subsidiary of Hostway will merge with and into NetNation, with NetNation continuing as the surviving corporation.

  Upon consummation of the merger, each issued and outstanding share of our common stock, other than shares held by stockholders who validly exercise appraisal rights (as discussed in this proxy statement), will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $1.65 in cash, without interest.

  As a result of the merger, we will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Hostway.

What You Will Be Entitled to Receive Upon Completion of the Merger (see page 26)

Upon completion of the merger, you will be entitled to receive $1.65 in cash, without interest, for each share of our common stock that you own. After we complete the merger, Hostway will be the sole stockholder of NetNation. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of NetNation. Stockholders of NetNation will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be mailed to you shortly after the completion of the merger.

The Companies (see pages 13 and 14)

   NetNation Communications, Inc.

   NetNation Communications, Inc. competes in the web hosting and domain name registration markets and is focused on meeting the needs of small and medium-sized businesses and individuals who are establishing a commercial or informational presence on the Internet. NetNation has two active wholly-owned subsidiaries: NetNation Communications Inc., a British Columbia corporation; and DomainPeople, Inc., a Delaware corporation.

   Effective on the close of trading on June 13, 2003, NetNation conducted a one for two and one-half (1:2.5) reverse stock split of its outstanding shares of common stock. All references throughout this document to the number of shares of NetNation common stock or the share price of NetNation common stock, except as otherwise noted, reflect the reverse stock split.

   The executive offices of NetNation are located at Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6 and our telephone number is (604) 688-8946.

   We refer to NetNation Communications, Inc. as “NetNation” or “our” or “we” or “us” throughout this document.

   Hostway Corporation

   Hostway Corporation is a web hosting company, providing Internet web site hosting services and tools to small and medium sized businesses worldwide. The executive offices of Hostway are located at 1 North State Street, Chicago, Illinois, 60602 and its telephone number is (312) 236-2125.

   We refer to Hostway Corporation as Hostway throughout this document.

   Hostway Acquisition Corp.

   Hostway Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of Hostway formed solely for the purpose of effecting the merger with NetNation and has not conducted any unrelated activities since its organization. Hostway Acquisition Corp’s principal executive offices are located at 1 North State Street, Chicago, Illinois, 60602 and its telephone number is (312) 236-2125.

The Special Meeting (see pages 15 and 16)

   Date, Time and Place of the Special Meeting

   The special meeting is scheduled to be held as follows:

Date:	August 21, 2003
Time:	10:00 a.m., Pacific Daylight Time
Place:	Simon Fraser Harbour Centre
Suite 1430 D, 515 West Hastings
Vancouver, British Columbia, Canada, V6B 5K3

   Proposals to Be Considered at the Special Meeting

   The special meeting will be held for the following purposes:

  to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 11, 2003, among NetNation, Hostway and Hostway Acquisition Corp., a wholly owned subsidiary of Hostway; and

  other business as may properly come before the meeting or any adjournment or postponement thereof.

   A copy of the Agreement and Plan of Merger is attached as Appendix A to this proxy statement. As of the date of this proxy statement, our board of directors is not aware of any other business to be presented for consideration at the special meeting.

   Record Date

   Our board of directors has fixed the close of business on July 21, 2003 as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote 6,083,000 shares of common stock.

   Voting Rights; Vote Required For Adoption

   Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The requirement for a quorum at the special meeting is the presence in person or represented by proxy of holders of a majority of the outstanding shares of our common stock.

   If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on a particular proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on that particular proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

   Under Delaware law and our bylaws, the proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

   Voting and Revocation of Proxies

   After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “for” the proposal to adopt the merger agreement and in the discretion of the persons named therein with respect to any other proposal that properly comes before the special meeting or any adjournment or postponement thereof.

   Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you, which will enable you to receive the merger consideration.

   Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

  by delivering written notification to NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6;

  by delivering a proxy bearing a later date by mail in the manner described in this proxy statement; or

  by attending the special meeting and voting in person (Your attendance at the meeting will not, by itself, revoke your proxy. You must vote in person at the meeting.).

   Please note that if you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions. If you do not follow those directions, you may not be permitted to vote in person if you attend the special meeting.

    Questions and Additional Information

    For additional information regarding the procedure for delivering your proxy see “The Special Meeting Voting and Revocation of Proxies” and “The Special Meeting — Solicitation of Proxies.”

   If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Jay Elliott at NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6 or by telephone at (604) 688-8946.

Recommendation of Our Board of Directors (see page 18 through 19)

After careful consideration, our board of directors unanimously:

  determined that the merger agreement, the merger and the transactions contemplated thereby are fair to, and in the best interests of NetNation and its stockholders;

  approved the merger agreement and declared its advisability; and

  recommended that our stockholders vote to adopt the merger agreement.

Our board of directors recommends that you vote “for” the proposal to adopt the merger agreement at the special meeting.

Opinion of Financial Advisor (see pages 19 through 22)

On July 10, 2003, BDO delivered its opinion to NetNation’s board of directors to the effect that, on July 10, 2003, and subject to and based upon the considerations set forth in its written opinion, the consideration to be received by the holders of shares of NetNation common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of BDO’s opinion, dated July 10, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by BDO, is attached as Appendix D to this proxy statement. The BDO opinion does not constitute a recommendation to any NetNation stockholder as to how to vote at the special meeting. We urge you to read the opinion in its entirety.

We refer to BDO Valuation Inc. as BDO throughout this document.

Interests of Directors and Executive Officers in the Merger (see page 25)

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement so that the merger can occur, you should be aware that our executive officers and directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. The members of the NetNation board of directors were aware of these interests and considered them at the time they approved the merger agreement. These interests include the following:

  Hostway has agreed that all rights to indemnification existing on June 11, 2003 in favor of the present and former officers, directors and employees of NetNation or any of its subsidiaries with respect to actions taken in their capacities as officers, directors and employees prior to the merger becoming effective, as provided in NetNation’s certificate of incorporation, bylaws, employment agreements and indemnification agreements, will survive the merger and continue in full force and effect for a period of six years following the effective time of the merger and will be guaranteed by Hostway.

  At the effective time of the merger, Hostway has agreed to provide employment to each of NetNation’s executive officers as follows: Messrs. David Talmor and Joseph Kibur will each receive a contract as “resident entrepreneur” effective until December 31, 2003; Mr. Jag Gillan will change from Chief Operating Officer to Vice President and General Manager; and Mr. Calvin Mah will change from Chief Financial Officer to Controller.

Material U.S. and Canadian Federal Income Tax Consequences (see pages 22 through 25)

   U.S. Federal Income Tax Consequences

   In general, a United States stockholder who holds shares as a capital asset that are converted into a right to receive cash pursuant to the merger will generally recognize a capital gain or capital loss in a taxable transaction. The capital gain or capital loss for United States federal income tax purposes will be equal to the difference between the amount of cash receivable by the holder and the adjusted tax basis in the shares. Generally, such capital gain or capital loss will be a long-term capital gain or loss if such shares have been held for more than one year at the time of consummation of the merger.

   With some exceptions, a non-United States stockholder will not generally be subject to United States federal income tax on a capital gain arising from the conversion of NetNation common shares into the right to receive cash pursuant to the merger.

   Stockholders of NetNation who wish to accept the offer should complete either Form W-9 or Form W-8BEN and submit the proper form to the exchange agent with the letter of transmittal which you will receive after the merger is completed. Failure to submit the proper form could result in the application of 28% backup withholding to the gross proceeds paid to the stockholder, and, in the case of a US non-exempt recipient, the application of a $50 penalty by the Internal Revenue Service.

Canadian Federal Income Tax Consequences

   In general, Canadian resident stockholders who hold their shares as capital property will realize a capital gain (or sustain a capital loss) to the extent that the proceeds of disposition received for the shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the shares. In general, stockholders who are not and have never been residents of Canada will not be liable for Canadian federal income tax on the sale of their shares.

For additional information regarding material tax consequences of the merger to our stockholders, see “The Merger — Material U.S. and Canadian Federal Income Tax Consequences.”

The Merger Agreement (see pages 26 through 35)

The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Merger (see pages 31 through 32)

   Conditions to Each Party’s Obligations

   Each party’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  our stockholders must approve and adopt the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

  there must not be pending or, to any of the parties’ knowledge, threatened, any action, suit, investigation, or other proceeding by any Governmental Entity (as defined in the merger agreement) to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by the merger agreement;

  all required actions, consents, approvals, filings and notices must have been taken, made or obtained; and

  there must not be pending, or to the parties’ knowledge, threatened, any actions, suit, investigation or other proceeding by any Governmental Entity (as defined in the merger agreement) to restrain, enjoin or otherwise prevent consummation of any transactions contemplated by the merger agreement.

   Conditions to Hostway’s and Hostway Acquisition Corp.’s Obligations

   The obligations of Hostway and Hostway Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

  our representations and warranties must be true and correct as of the closing date as though made on and as of the closing date, although inaccuracies having an aggregate adverse effect that amounts to less than $200,000 will not result in a failure to satisfy this condition;

  we must have performed and complied with, in all material respects, all obligations that we are required to perform under the merger agreement on or prior to the closing date;

  from and after June 11, 2003 through the effective time of the merger, there will not have occurred a material adverse change in NetNation or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on NetNation or any of its subsidiaries;

  NetNation has cash and cash equivalents of at least Three Million US Dollars ($3,000,000);

  Hostway must receive the opinion of NetNation’s legal counsel dated as of the closing date;

  holders of not more than fifteen percent (15%) of NetNation common stock issued and outstanding immediately prior to the effective time of the merger shall have perfected dissenters’ or appraisal rights with respect to the merger;

  Hostway must receive the resignations of all of the officers and directors of NetNation;

  the number of shares of NetNation common stock outstanding on the closing date must not exceed by more than 15,206 the number of shares of NetNation common stock outstanding on June 11, 2003; and

  NetNation must deliver to Hostway a complete and accurate list, as of the closing date, of the length of hire, title or classification, full or part-time status and rate of salary or hourly pay, and commission or bonus entitlements, if any, and notice or applicable severance for all employees of NetNation and its subsidiaries.

   Conditions to NetNation’s Obligation

   Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  Hostway’s and Hostway Acquisition Corp.’s representations and warranties must be true and correct in all material respects as of the closing date as though made on and as of the closing date;

  Hostway will have, and must have caused Hostway Acquisition Corp. to have, performed and complied in all material respects all obligations that each of them is required to perform under the merger agreement on or prior to the closing date;

  NetNation must receive the opinion of Hostway’s legal counsel dated as of the closing date;

  prior to the NetNation special meeting of stockholders, NetNation must receive a certification of the exchange agent confirming that the merger consideration has been deposited with the exchange agent by Hostway;

  the board of directors of NetNation must have received a satisfactory fairness opinion; and

  provided that NetNation has applied for directors and officers run-off insurance, the insurer must have agreed to be bound to provide such coverage for a period of six years commencing on the effective date of the merger.

Principal Stockholders’ Voting Agreements (see pages 32 through 33)

Concurrently with the execution of the merger agreement, David Talmor, our President and Chairman of the Board, and Joseph Kibur, our Chief Executive Officer, entered into voting agreements with Hostway pursuant to which each agreed, among other things, to vote all of their shares of NetNation common stock in favor of the approval of the merger and adoption of the merger agreement. These shares represent approximately 31.7% of the number of outstanding shares of NetNation common stock, which will help to assure the approval of the merger and adoption of the merger agreement (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders). Copies of the voting agreements are attached as Appendix B and Appendix C to this proxy statement. The description above is qualified in its entirety by reference to the voting agreements, and we urge you to read them in their entirety.

Termination of the Merger Agreement (see pages 34 through 35)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

1.	by mutual written consent of Hostway and NetNation;

2.	by either Hostway or NetNation, if:

	•	any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable,

•
the merger has not been consummated on or before August 31, 2003 (the “Termination Date”) (the Termination Date shall be extended by two months if the SEC decides to review this proxy statement and can otherwise be extended by mutual written consent),

	•	the merger agreement and the transactions contemplated thereby are not adopted by the NetNation stockholders at the NetNation special meeting of stockholders,

•
prior to the NetNation special meeting of stockholders, the board of directors of NetNation decides to enter into an agreement with respect to, or recommend, a Superior Proposal (as defined in the merger agreement), or

	•	the terminating party pays the other party a termination fee of $300,000;

3.	by Hostway, if:

•
prior to the NetNation special meeting of stockholders, the board of directors of NetNation fails to give or withdraws or adversely modifies in any material respect, or takes a public position materially inconsistent with, its approval of the merger or the merger agreement, or

•
subject to certain conditions and exceptions, NetNation has materially breached any of its representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after the occurrence of the breach;

4.	by NetNation, if:

•
immediately prior to the commencement of the NetNation special meeting of stockholders Hostway fails to deposit with the exchange agent the merger consideration and provide evidence confirming that the deposit has been made with the exchange agent,

•
our board of directors has not received a fairness opinion satisfactory to it in its sole and absolute discretion, provided that Hostway will have five business days following notice of an unsatisfactory fairness opinion in which to propose additional terms to the merger agreement, or

•
subject to certain conditions and exceptions, Hostway has materially breached any of its representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after the occurrence of the breach.

Termination Fees (see page 35)

We must pay to Hostway (provided that Hostway is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement) a termination fee of $300,000 if the merger agreement is terminated under any of the following circumstances:

  Hostway (i) terminates the merger agreement because prior to the our special meeting of stockholders, our board of directors fails to give or withdraws or adversely modifies in any material respect, or takes a public position materially inconsistent with, its approval of the merger or the merger agreement and (ii) within five months thereafter NetNation enters into an agreement with respect to a superior proposal to acquire NetNation by a third party;

  Either Hostway or we terminate because prior to our special meeting of stockholders, our board of directors decides to enter into an agreement with respect to, or recommend, a Superior Proposal (as defined in the merger agreement); or

  we decide to terminate by paying $300,000 to Hostway.

Hostway must pay to us (provided that we are not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement) a termination fee of $300,000 if the merger agreement is terminated under either of the following circumstances:

  we terminate because immediately prior to the commencement of the NetNation special meeting of stockholders, subject to certain conditions, Hostway fails to deposit with the exchange agent the merger consideration and provide evidence confirming that the deposit has been made with the exchange agent; or

  Hostway decides to terminate by paying $300,000 to us.

Appraisal Rights (see pages 36 through 39)

Stockholders who do not wish to accept the $1.65 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $1.65 in cash per share. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

  you must not vote in favor of the proposal to adopt the merger agreement;

  you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting; and

  you must hold your shares of record continuously from the time of making a written demand for appraisal until the effective time of the merger.

Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Appendix E to this proxy statement contains the relevant provisions of the Delaware statute relating to your right of appraisal.

Regulatory Approvals (see page 25)

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware to effect the merger, we are not aware of any governmental approvals or actions that may be required for completion of the merger. Should any additional approval or action be required, we intend to seek the required approval or take the required action.

THE COMPANIES

NetNation

NetNation Communications, Inc. competes in the web hosting and domain name registration markets and is focused on meeting the needs of small and medium-sized businesses and individuals who are establishing a commercial or informational presence on the Internet. NetNation has two active wholly-owned subsidiaries: NetNation Communications Inc., a British Columbia corporation; and DomainPeople, Inc., a Delaware corporation.

   Web Hosting

   NetNation commenced web hosting operations in February of 1997. Web hosting encompasses a broad range of possible services, including basic services such as simply posting a customer’s web site on the Internet using the hosting company’s computer hardware and software, to enhanced services such as enabling financial transactions over the Internet (E-commerce), e-mail, audio and video capabilities, security, backup, load balancing, and monitoring. Enhanced services may be developed internally by the web hosting company or purchased from external sources and resold by the web hosting company. NetNation hosts customer web sites and indirectly provides access to the Internet through its ISPs. NetNation offers a range of basic and enhanced web hosting services to businesses wishing to place their web site on the Internet. These businesses often decide to use a web hosting company in order to avoid the financial cost, time and expertise requirements of hosting the web site and obtaining enhanced services themselves.

   Web hosting can be differentiated into shared or dedicated hosting. NetNation offers both services. Shared hosting involves multiple customers who have their web sites hosted on a shared computer server. Dedicated server hosting is available to customers that prefer not to host their web sites on a shared server. Dedicated servers provide significantly more server and network resources than those available from a shared server and give customers the ability to run complex, high volume or high bandwidth web sites and applications. NetNation offers a number of dedicated server options at various prices, depending upon the specific hardware configuration, level of service and data transfer rates required by the customer.

   NetNation has strategically determined not to offer web site design, development, or content services because it is labor intensive and would involve significant human resources and time to service a broad customer base. These “webmaster” functions are typically performed by specialized companies servicing a number of customers. NetNation has developed programs for resellers and affiliates designed to provide incentive for the webmasters to direct their customers to NetNation for web hosting.

   NetNation also provides server co-location services. Server co-location services involve a customer physically placing their computer hardware (referred to as a “server”) on NetNation’s premises. The customer gains access to NetNation’s technical support and maintenance services, high-speed Internet connections, security systems and appropriate physical environment for the server (e.g. static free, air-conditioned). NetNation’s data center also provides for data backup, secure continuous power supply, and 24 hour-per-day, 7 day-per-week monitoring by NetNation’s technical staff.

   Domain Name Registration

   NetNation is an accredited and operational domain name registrar offering domain name registration through its wholly-owned subsidiary, DomainPeople, Inc. This accreditation allows NetNation to register domain names (e.g. top-level domains such as .com, .net, .org, .info, and .biz) for individuals and companies.

   A business or individual that wants a personalized web address must first register a domain name (such as “mycompany.com”). Customers can register a domain name initially for a usual minimum one-year period, depending upon the minimum term established for that particular domain. Offering this service provides a marketing advantage as the domain name registration customer may return to NetNation when selecting a web hosting provider. NetNation provides a number of incentives for domain name registration customers to migrate to its web hosting services, in order to obtain the recurring web hosting revenue stream.

   Prior to November 30, 1999, registration of .com, .net, and .org domain names was exclusively provided through Network Solutions Inc. The registration fee, formerly payable to Network Solutions Inc., is now received directly by the registrars. Each registrar, in turn, submits a fee of $6 per domain name, per year, to Network Solutions Inc. as its contribution towards the maintenance of a centralized database registry. To expand its domain name registration market share, DomainPeople is forming alliances and is private labeling domain name registration services for ISPs and other Internet companies worldwide, as well as offering the new top level domain names as they become available through the various registries.

   The executive offices of NetNation are located at Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6 and our telephone number is (604) 688-8946.

Hostway

Hostway Corporation is a web hosting company, providing Internet web site hosting services and tools to small and medium sized businesses worldwide. The executive offices of Hostway are located at 1 North State Street, Chicago, Illinois, 60602 and its telephone number is (312) 236-2125.

Hostway Acquisition Corp.

Hostway Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of Hostway formed solely for the purpose of effecting the merger with NetNation and has not conducted any unrelated activities since its organization. Hostway Acquisition Corp.’s principal executive offices are located at 1 North State Street, Chicago, Illinois, 60602 and its telephone number is (312) 236-2125.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	August 21, 2003
Time:	10:00 a.m., Pacific Daylight Time
Place:	Simon Fraser Harbour Centre
Suite 1430 D, 515 West Hastings
Vancouver, British Columbia,
Canada, V6B 5K3

Proposals to Be Considered at the Special Meeting

The special meeting will be held for the following purposes:

  to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 11, 2003, among NetNation, Hostway and Hostway Acquisition Corp., a wholly owned subsidiary of Hostway; and

  other business as may properly come before the meeting or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Appendix A to this proxy statement. As of the date of this proxy statement, NetNation’s board of directors is not aware of any other business to be presented for consideration at the meeting.

Record Date

Our board of directors has fixed the close of business on July 21, 2003, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote 6,083,000 shares of our common stock.

Voting Rights; Vote Required for Adoption

Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The requirement for a quorum at the special meeting is the presence in person or represented by proxy of holders of a majority of the outstanding shares of our common stock.

If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on a particular proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be voted on that particular proposal. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Under Delaware law and our certificate of incorporation, the proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail or in person. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or Internet if those services are offered by the nominee. If you hold your shares through a nominee, please review the proxy card provided by your nominee to determine whether telephone and/or Internet voting are available to you. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the toll-free number on your voting instruction form.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “for” adoption of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of or postponement of the meeting. Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.

Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

  by delivering written notification to NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6;

  by delivering a proxy bearing a later date by mail in the manner described in this proxy statement; or

  by attending the special meeting and voting in person. (Your attendance at the meeting will not, by itself, revoke your proxy. You must vote in person at the meeting.).

Please note that if you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions. If you do not follow those directions, you may not be permitted vote in person if you attend the special meeting.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers, our regular employees and solicitors hired by us. These people (other than any solicitor that may be hired by us) will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. Presently, we have hired Allen Nelson & Co. to provide proxy solicitation services in connection with the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Jay Elliott at

NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6 or by telephone at (604) 688-8946.

THE MERGER

Background

In late 2002, Hostway approached NetNation’s management team to discuss acquiring NetNation. Hostway was asked to sign an agreement to protect the confidential nature of the material prepared by the NetNation management team.

On January 9, 2003, Hostway and NetNation executed a letter of intent outlining the material terms of a merger. At that time, the parties agreed to negotiate a definitive merger. The letter of intent contemplated that NetNation would deliver to Hostway voting agreements signed by stockholders who in the aggregate held a majority of all of the issued and outstanding shares agreeing to vote in favor of the merger transaction. Messrs. David Talmor and Joseph Kibur agreed to each sign such voting agreements. In addition, Messrs. Talmor and Kibur agreed to sign certification and indemnification statements.

At this time, Hostway’s legal counsel began to prepare a draft merger agreement.

Shortly after Hostway executed the letter of intent, NetNation’s senior management provided Hostway with due diligence materials related to NetNation’s business. In addition, during this time period, members of NetNation’s senior management team accompanied members of Hostway’s senior management team on a site visit of NetNation’s facility.

From January through March 28, 2003, the parties and their respective legal advisors negotiated on numerous occasions various aspects of the proposed merger and the proposed terms of the merger agreement, including the nature and extent of termination fees and the conditions for consummation of the merger. Also during this period members of the NetNation board of directors were updated from time to time as to the progress of the negotiations.

On March 28, 2003, Hostway and NetNation reached an impasse over several issues and agreed to discontinue negotiations.

In late May 2003, management of the respective companies decided to resume negotiations, based substantially on the documentation from the discontinued negotiations. The basis for the resumption of negotiations included an increase of $0.075 per share in the purchase price, along with a mechanism to further increase the price per share if our cash balance at June 30, 2003, exceeded certain thresholds. Our cash balance did not exceed these thresholds, and on July 18, 2003, the final purchase price was fixed at [$1.65] per share. Hostway and its advisors conducted further business, financial and legal due diligence on NetNation’s business.

On June 9, 2003, Hostway board of directors unanimously approved the merger agreement and the merger.

On June 11, 2003, the NetNation board of directors met with management and discussed the terms of the proposed merger as set forth in the merger agreement and related agreements. After discussion, our board of directors unanimously consented in writing to approve the merger agreement, declared the advisability of the merger and determined that the merger agreement and the merger are fair to and in the best interests of NetNation and our stockholders. Our board unanimously resolved to recommend that our stockholders, subject to receipt of a favorable fairness opinion, vote to adopt the merger agreement at a special meeting to be held for that purpose.

On June 11, 2003, following the meeting of the NetNation board of directors, NetNation executed and delivered the merger agreement, and Mr. Talmor and Mr. Kibur executed and delivered the voting agreements and the certification and indemnification statements.

At the close of trading on the Nasdaq SmallCap Market, on June 13, 2003, NetNation issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

In reaching its decision to approve the merger agreement, to declare the advisability of the merger and to recommend that our stockholders adopt the merger agreement, the NetNation board of directors consulted with our management and our legal and financial advisors. The NetNation board of directors also considered a number of factors, including, without limitation, the following:

   1. the recent and historical market prices of NetNation common stock relative to the merger consideration, including the fact that the $1.65 per share merger consideration represented a substantial premium over the closing price of NetNation common stock in the months and weeks before our board of directors’ approval of the merger agreement;

   2. the fact that the merger consideration is all cash, which provides certainty of value to holders of NetNation common stock compared to a transaction in which stockholders would receive stock or other non-cash consideration;

   3. the fact that Hostway is purchasing the entire business of NetNation and not just particular assets or divisions;

   4. the view of our management that the realizable trading value for shares of NetNation common stock to the stockholders was not likely to exceed the merger price in the foreseeable future if NetNation remained independent;

   5. the limited liquidity of NetNation’s outstanding shares of common stock;

   6. the trend towards consolidation in the industry along with the fact that NetNation is not in a position to acquire competitors;

   7. the potential value to our stockholders that could be expected to be generated from the other strategic options available to NetNation, including (a) remaining independent and continuing to implement our strategic plan or (b) pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

   8. discussions with NetNation’s management regarding the potential transaction with Hostway and the business, financial condition, competitive position, business strategy, strategic options and prospects of NetNation (as well as the risks involved in achieving these prospects), the nature of the industry in which NetNation competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

   9. the likelihood that the merger would be consummated, including the experience, reputation and financial condition of Hostway, and the fact that Hostway is required to pay to NetNation a termination fee of $300,000 if we terminate the merger agreement as a result of the failure by Hostway to provide evidence to NetNation that the merger consideration has been deposited with the exchange agent before the special meeting;

   10. that NetNation will no longer exist as an independent company and its stockholders will no longer participate in the growth of NetNation or the pursuit of its stand-alone business plan; and

   11. the fact that David Talmor and Joseph Kibur were willing to enter into voting agreements with Hostway, contemporaneously with the merger agreement, pursuant to which they have each agreed to vote all of their shares of NetNation common stock in favor of approval of the merger and adoption of the merger agreement, and the fact that these shares represent approximately 31.7% of the number of outstanding shares of NetNation common stock, helping to assure approval of the merger and adoption of the merger agreement (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders).

During its consideration of the transaction with Hostway, the NetNation board of directors was also aware that some of the directors and executive officers of NetNation may have interests in the merger that are different from or in addition to those of NetNation stockholders generally, as described under “The Merger — Interests of Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered and given weight by the NetNation board of directors is not intended to be exhaustive, but is believed to address the material information and factors considered by the board of directors. In view of the number and variety of these factors, the NetNation board of directors did not make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the NetNation board of directors may have given different weights to different factors.

Opinion of Financial Advisor

NetNation’s board of directors retained BDO to act as its exclusive financial advisor in connection with the merger by a letter agreement dated June 13, 2003. On July 10, 2003, BDO rendered its opinion that as of July 10, 2003, and subject to and based on the various assumptions made, procedures followed, matters considered and limitations of the review undertaken, the per share cash consideration to be received by the holders of NetNation’s outstanding common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of BDO’s opinion, dated as of July 10, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by BDO, is attached as Appendix D to this proxy statement. You should read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

BDO’s opinion, which was directed to NetNation’s board of directors, addressed only the fairness, as of the date of the opinion, from a financial point of view to holders of NetNation’s outstanding common stock of the per share cash consideration to be received by such holders in the merger, and did not address any other aspect of the merger.

BDO’s opinion did not address NetNation’s board of directors’ underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any stockholder of NetNation common stock as to how such stockholder should vote with respect to the merger. BDO was neither asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the merger, other than as to the fairness, from a financial point of view, as of the date of the opinion, of the per share cash consideration to be received by holders of NetNation’s outstanding common stock, to such holders. In rendering its opinion, BDO assumed, with the NetNation board of directors’ consent, that each party to the merger agreement would comply with all the material terms of the merger agreement.

   Scope of Review

   In connection with rendering its opinion, BDO, among other things:

  reviewed Agreement and Plan of Merger by and among Hostway, Hostway Acquisition and NetNation, dated June 11, 2003;

  reviewed Hostway disclosure letter to NetNation, dated June 6, 2003;

  reviewed NetNation disclosure letter to Hostway, dated June 11, 2003;

  reviewed certain NetNation corporate, legal, banking and financial documents;

  reviewed NetNation audited consolidated financial statements for the years ended December 31, 1998 and 2002;

  reviewed NetNation corporate tax returns for the years ended December 31, 2000 to 2002;

  reviewed NetNation Annual Reports on Form 10-K for the years ended December 31, 2000 to 2002;

  reviewed NetNation Annual Reports for the years ended December 31, 2000 to 2002;

  reviewed NetNation Current Reports on Form 8-K from April 2000 to June 2003;

  reviewed NetNation Definitive Proxy Statement dated May 21, 2003;

  reviewed Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 to March 31, 2003;

  reviewed NetNation’s unaudited financial projections for the nine months ending December 31, 2003 and for the years ending December 31, 2004 to December 31, 2007;

  reviewed correspondence and working papers provided by NetNation’s management;

  conducted discussions with NetNation’s senior management with respect to their assessment of NetNation’s historic, current and prospective operations, investment and financial position;

  conducted discussions with NetNation’s senior management with respect to the process followed to solicit and negotiate alternate stockholder value enhancement transactions other than the merger with Hostway;

  reviewed public information with respect to certain other transactions of a comparable nature considered relevant;

  reviewed public information relating to the business, operations, financial performance and stock trading history of NetNation and other companies BDO considered relevant;

  conducted discussions with the special committee of the NetNation board of directors;

  relied upon a letter of representation as to certain factual matters provided by NetNation; and

  relied upon such other information, financial studies, analyses and investigations and financial, economic and market factors that BDO deemed relevant.

   Assumptions and Limitations

   In preparing the opinion, BDO made the following assumptions:

  the statements of fact contained in the fairness opinion are true and correct;

  information provided to BDO about NetNation and the merger is complete and accurate and there have been no material changes of fact in the materials, data, advice, opinions and representations provided;

  NetNation has no contingent liabilities, unusual or substantial obligations other than in the ordinary course of business, or pending or threatened litigation, except as disclosed in the financial statements; and

  the merger will be completed as planned in the near future.

   BDO’s analyses must be considered as a whole. Selecting portions of the analyses and factors considered without considering all factors and analyses together could create a misleading view of the process underlying its fairness opinion.

   The fairness opinion was provided for use by the NetNation board of directors in evaluating the merger and may not be relied upon for any other purpose without the express prior written consent of BDO. The fairness opinion was given as of July 10, 2003 and BDO disclaims any undertaking or obligation to advise any person of any change of, or in any fact or matter affecting, the fairness opinion after July 10, 2003. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the fairness opinion after July 10, 2003, BDO reserves the right to change, modify or withdraw the fairness opinion. BDO does not express an opinion as to whether or not the stockholders of NetNation should approve the merger.

   Fairness Considerations

   The assessment of fairness, from a financial point of view, must be considered in the context of a particular transaction. In connection with the fairness opinion, BDO performed a variety of financial and comparative analyses relevant to NetNation and the merger. In considering the fairness of the merger consideration, BDO considered a number of matters including, but not limited to, the following:

  a comparison of the merger consideration to the result of various valuation analyses for NetNation on an enterprise and per share basis;

  a comparison of the merger consideration to the stock market trading price for a share of NetNation common stock prior to the execution of a letter of intent between NetNation and Hostway and prior to the announcement of the intention to complete the merger; and

  other transaction alternatives potentially available to NetNation.

   BDO’s valuation analyses included a discounted cash flow approach, capitalized cash flow and capitalized earnings approaches and the application of comparable precedent transactions applied to the valuation of NetNation on an enterprise and per share basis. Specific consideration was given to the amount of cash on NetNation’s balance sheet and its impact on NetNation’s enterprise and per share value. The merger consideration is within the range of the per share values computed by BDO using these valuation analyses.

   The merger was announced on June 13, 2003. The merger consideration represents a 30% premium to the closing stock market trading price on June 13, 2003 and a 28% premium to the weighted average closing stock price for the 20 trading days leading up to and including June 13, 2003. The initial letter of intent between Hostway and NetNation was signed on January 9, 2003. The merger consideration represents a 50% premium to the closing stock market trading price on January 9, 2003 and a 36% premium to the weighted average closing stock market trading price for the 20 trading days leading up to and including January 9, 2003.

   NetNation began the process of considering other potential transaction alternatives to enhance stockholder value over one year ago. NetNation retained financial advisors to assist it with this process and to seek out financial and strategic buyers for the company. The search process included contacting numerous buyers on an international basis that had the financial capability and/or the commercial justification to complete a transaction involving NetNation. The search process and stockholder value enhancement initiatives did not produce any transaction alternatives or offers that had a strong possibility of completion, and that were for a per share consideration equal to or greater than the merger consideration from Hostway. An alternative transaction on terms equivalent to, or for consideration in excess of, the merger consideration from Hostway is unlikely at this point in time.

   Miscellaneous

   Under the terms of its engagement, NetNation has agreed to pay BDO for its financial advisory services based on an hourly rate plus disbursements. BDO has estimated an aggregate fee of between CDN$45,000 and CDN$50,000, of which CDN$5,000 has been paid and the remainder is payable within 30 days of the delivery of BDO’s opinion. NetNation also has agreed to reimburse BDO for expenses reasonably incurred by BDO in performing its services, including fees and expenses of its legal counsel. In addition, NetNation agreed to release, indemnify and hold harmless BDO from any and all claims, liabilities, costs and expenses arising out of or based upon any misstatement or omission in any material, information or representation supplied or approved by NetNation and any other matter related to or arising out of its engagement, except to the extent finally determined to have resulted from the negligence, willful misconduct or fraudulent behavior of BDO.

   NetNation selected BDO as its financial advisor in connection with the merger because BDO is an internationally recognized auditing and financial advisory firm with substantial experience in similar transactions. BDO is continually engaged in the valuation of businesses and their securities in connection with similar transactions. Neither NetNation nor its affiliates have had a material relationship with BDO or its affiliates during the past two years.

   In the ordinary course of business, BDO, its successors and affiliates may actively trade the securities of NetNation or affiliated companies for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

Financing of the Merger

The aggregate merger consideration to pay NetNation shareholders for all of the outstanding shares of NetNation is approximately $10 million. Hostway has represented to NetNation that it has cash on hand available to close the transaction in excess of the $10 million aggregate merger consideration. In addition, Hostway has represented that it has a $1.5 million loan facility it may draw on. Hostway has agreed to deposit the merger consideration with the exchange agent prior to the special meeting of stockholders. If Hostway fails to do so, we are entitled to terminate the merger agreement in which event Hostway is required to pay us a termination fee of $300,000.

Material U.S. and Canadian Federal Income Tax Consequences

THE FOLLOWING DISCUSSION IS INTENDED TO BE A GENERAL DESCRIPTION OF THE UNITED STATES FEDERAL AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO STOCKHOLDERS OF NETNATION UPON THE MERGER AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR, AND NO OPINION OR REPRESENTATION IS MADE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY PROSPECTIVE INVESTOR. THE FOLLOWING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCE OF ANY PARTICULAR STOCKHOLDER AND DOES NOT ADDRESS CONSEQUENCES PECULIAR TO ANY STOCKHOLDER SUBJECT TO SPECIAL PROVISIONS OF UNITED STATES OR CANADIAN INCOME TAX LAW. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

   U.S. Federal Income Tax Consequences

   United States Stockholders

   The following is a discussion of the material United States federal income tax consequences to United States stockholders (as defined below) of NetNation common shares upon the conversion of their shares into the right to receive cash in the merger.

   The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to United States stockholders of NetNation common shares. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

   The discussion applies only to United States stockholders of NetNation common shares who hold such shares as capital assets and may not apply to holders of common shares acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not apply to the exchange or cancellation of employee stock options), or to certain stockholders who may be subject to special treatment under the Code, such as broker-dealers, insurance companies, banks, other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, persons subject to the alternative minimum tax, persons who hold their shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their shares under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the United States dollar, expatriates and persons other than United States stockholders. In addition, this discussion does not address any state, local, foreign or other tax consequences of the merger. This discussion may not be applicable to United States stockholders of NetNation common shares whose shares are converted into the right to receive cash in the merger but who continue to own an interest in NetNation (directly or constructively taking into account shares owned by certain related persons).

   For purposes of this discussion, a “United States stockholder” means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States stockholders for federal income tax purposes. If a partnership holds NetNation common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

   The conversion of NetNation common shares into the right to receive cash in the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States stockholder who receives cash or the right to receive cash in exchange for NetNation common shares in the merger will recognize a capital gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash receivable and the holder’s adjusted tax basis in the shares exchanged.

   Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged. Such gain or loss will be a long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of consummation of the merger. Long-term capital gains of non-corporate taxpayers generally will be subject to federal income tax at a rate not to exceed 15%. Capital gains recognized by corporate taxpayers will be subject to federal income tax at the regular rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

   The conversion of NetNation common shares into the right to receive cash in the merger may also be a taxable transaction under applicable state, local, foreign and other tax laws.

   Information reporting and backup withholding at 28% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that they are not subject to backup withholding on the Form W-9 included in the letter of transmittal to be delivered to holders of NetNation common shares upon completion of the merger, (2) provides a certification of foreign status on Form W-8BEN included in the letter of transmittal, or (3) is otherwise exempt from backup withholding. Failure by a non-exempt US person to provide Form W-9 as requested may subject that person to a $50 penalty. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

   Non-United States Stockholders

   The following is a summary of the material United States federal income tax consequences to stockholders who are not United States stockholders of NetNation common shares upon the conversion of their shares into the right to receive cash in the merger.

   A capital gain of a non-United States stockholder on the receipt of the right to receive cash in exchange for NetNation common shares will not generally be subject to United States tax unless:

  the holder is engaged in a United States trade or business and the gain is effectively connected with that United States trade or business;

  the holder is a non-resident alien who is present in the United States for a period or periods aggregating 183 days or more during the taxable year, or the holder holds, directly or indirectly, more than five percent of the shares of NetNation at any time during the five-year period ending on the date of the acquisition of the shares in the merger if NetNation is or has been a US real property holding corporation as defined by the Code. Management believes that NetNation is not and has not been a United States real property holding corporation.

   Information reporting and backup withholding at 28% may apply to payments made to non-United States stockholders unless they have certified their status as foreign persons by providing Form W-8BEN or they are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

   Canadian Federal Income Tax Consequences

   The following is a summary of the material Canadian federal income tax consequences generally applicable to a stockholder that is a resident of Canada and will be subject to Canadian income tax, and who, for the purposes of the Income Tax Act, Canada (“the Tax Act”), at all relevant times holds shares of NetNation as capital property, and who deals at arm’s length with and is not affiliated with Hostway or NetNation. This summary does not apply to “financial institutions” (as defined for the purposes of the mark-to-market rules in the Tax Act) or to non-resident insurers that carry on an insurance business in Canada or elsewhere. This summary further assumes that NetNation is not a “foreign affiliate”, as defined in the Tax Act, of any NetNation stockholder.

   This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”) and the current administrative and assessing practices of the Canada Customs and Revenue Agency (“CCRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance, Canada prior to the date hereof and assumes that all proposed amendments will be enacted in their present form. This summary does not otherwise take into account or anticipate any changes to the Tax Act, the Regulations or administrative and assessing practices relating to any of the foregoing, whether by legislative, governmental or judicial decision or action.

   This summary does not take into account provincial, territorial or foreign income tax considerations, which may vary from the Canadian federal income tax consequences described herein.

   In general, a Canadian resident stockholder who converts NetNation common shares into the right to receive cash in the merger will recognize a capital gain or loss for Canadian federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted cost base in the shares disposed. One-half of capital gains recognized by stockholders will generally be included in the stockholder’s taxable income. In general, capital losses are only deductible against capital gains and are not available to offset ordinary income. Capital gains realized by an individual may be subject to minimum tax under the Tax Act. Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional refundable tax of 6 2/3% on such taxable capital gains.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers have various interests in the merger, that are described below, that may be in addition to, or different from, the interests of our stockholders generally. The members of the NetNation board of directors were aware of these interests and considered them at the time they approved the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to adopt the merger agreement.

   Change-In-Control Arrangements

   At the effective time of the merger, Hostway has agreed to provide and/or maintain employment to each of NetNation’s executive officers as follows: Messrs. David Talmor and Joseph Kibur will each receive a contract as “resident entrepreneur” effective until December 31, 2003; Mr. Jag Gillan will change from Chief Operating Officer to Vice President and General Manager; and Mr. Calvin Mah will change from Chief Financial Officer to Controller.

   The respective contracts for Messrs. Talmor and Kibur will commence from the effective time of the merger. The purpose of the employment is to provide guidance during the transition period post-merger. Upon the conclusion of their respective contracts, Messrs. Talmor and Kibur will not be entitled to severance payments.

   Immediately prior to the effective time of the merger, Mr. Gillan’s current employment agreement with NetNation will be amended to provide that he is entitled to two-months notice of termination by Hostway or payment in lieu thereof and a termination bonus in the amount of four months worth of salary if his employment is terminated by Hostway.

   Indemnification of NetNation Directors, Officers and Employees

   In the merger agreement, Hostway agreed that all rights to indemnification existing on June 11, 2003, in favor of the present and former officers, directors and employees of NetNation or any of its subsidiaries with respect to actions taken in their capacities as officers, directors and employees prior to the merger becoming effective, as provided in NetNation’s certificate of incorporation, bylaws, employment agreements and indemnification agreements, will survive the merger and continue in full force and effect for a period of six years following the effective time of the merger and will be guaranteed by Hostway.

Regulatory Approvals

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware to effect the merger, we are not aware of any governmental approvals or actions that may be required for completion of the merger. Should any additional approval or action be required, we intend to seek the required approval or take the required action.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

The merger agreement provides for the merger of Hostway Acquisition Corp. with and into NetNation upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will survive the merger and continue to exist as a wholly owned subsidiary of Hostway. The merger will be effective at the time NetNation and Hostway Acquisition Corp. file a certificate of merger with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after we receive stockholder approval of the merger.

We or Hostway may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the adoption of the merger agreement by stockholders. Additional details on termination of the merger agreement are described under “Termination of the Merger Agreement.”

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger (other than treasury shares, shares as to which appraisal rights are exercised and shares held by Hostway or Hostway Acquisition Corp.) will automatically be canceled and will cease to exist and will be converted into the right to receive $1.65 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration or, if a holder validly exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Hostway or Hostway Acquisition Corp. at the time of the merger will be canceled without any payment.

Directors and Officers

The directors and officers of Hostway Acquisition Corp. immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation immediately following the effective time of the merger. NetNation must deliver, as a condition to the closing of the merger agreement, the resignations of all of the executive officers and directors of NetNation. Messrs. Gillan and Mah are to be employed by the surviving corporation following the effective time of the merger.

Payment for the Shares

We have agreed with Hostway to select an exchange agent to make payment of the merger consideration as contemplated by the merger agreement. Prior to the NetNation special meeting of stockholders, Hostway will deposit in trust with the exchange agent cash in an aggregate amount equal to the merger consideration.

At the effective time of the merger, we will close our stock ledger. After that time, the surviving corporation will not transfer common stock on its stock transfer books.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will send you a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the merger consideration. The exchange agent will promptly pay you your merger consideration after you have (1) surrendered your stock certificates to the exchange agent and (2) provided to the exchange agent any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of cash payments. The surviving corporation may reduce the amount of any merger consideration paid to you by any applicable withholding taxes. You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If the exchange agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit that you have lost your stock certificate and, if required by Hostway, post a bond in a reasonable amount that Hostway directs as indemnity against any claim that may be made against the surviving corporation in respect of the stock certificate.

Representations and Warranties

In the merger agreement, NetNation, Hostway and Hostway Acquisition Corp., each made representations and warranties relating to, among other things:

  corporate organization and existence;

  corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

  required consents and approvals of governmental entities;

  the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments; and

  fees of brokers and other advisors in connection with the merger.

In the merger agreement, Hostway and Hostway Acquisition Corp. also made representations and warranties relating to, among other things:

  information to be included in this proxy statement;

  solvency and that they have no reason to believe that they will not obtain all necessary financing to complete their obligations under the merger agreement;

  financial statements; and

  absence of undisclosed liabilities.

We also made representations and warranties relating to, among other things:

  our capital structure;

  our subsidiaries;

  documents filed with the Securities and Exchange Commission;

  information supplied to NetNation stockholders in connection with the special meeting;

  compliance with applicable laws;

  absence of certain changes or events since March 31, 2003;

  absence of undisclosed liabilities or guarantees;

  legal proceedings and regulatory actions;

  certain tax matters;

  employee benefits;

  employment and labor matters;

  environmental matters;

  certain real and personal property matters

  certain material contracts;

  related party transactions;

  ownership of property and liens;

  insurance policies;

  board of directors recommendation with respect to the merger;

  stockholder voting requirements;

  bank accounts;

  unlawful payments;

  state or provincial antitakeover statutes;

  cash and cash equivalents; and

  solvency.

Covenants; Conduct of Business Pending the Merger

With limited exceptions we agreed in the merger agreement that, until the completion of the merger, we and each of our subsidiaries will:

  conduct our respective businesses in the ordinary course and in a manner consistent with past practice; and

  use our best efforts consistent with past practice and policies to preserve the goodwill of our employees, suppliers, customers, landlords, contractors, bankers, and others having business relations with us and to do nothing knowingly to impair our ability to keep and preserve our business substantially as it existed on June 11, 2003.

We have also agreed that, until completion of the merger, except as expressly contemplated or permitted by the merger agreement we will not, and will not permit any of our subsidiaries to:

  adopt a plan of complete or partial liquidation;

  declare, set aside, increase or pay any dividend;

  declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of our common stock;

  authorize the creation or issuance of, or issue, deliver or sell any additional shares of our common stock or any securities or obligations convertible into or exchangeable for our common stock;

  effect any stock split or reverse stock split or other recapitalization;

  amend our respective certificates of incorporation or bylaws;

  pledge or otherwise encumber any shares of our common stock, any other voting securities convertible into, or any rights, warrants or options to acquire, any such shares or any other voting securities or convertible securities;

  commit or omit to do any act which act omission would cause a material breach of any covenant contained in the merger agreement;

  fail to maintain our books, accounts and records in the usual manner on a basis consistent with that previously employed or change any accounting method, policy, practice or application previously employed;

  fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable to any taxing authority in a manner consistent with past practice and policies;

  make any material tax election that is inconsistent with any corresponding election made on a prior return or settle or compromise any income tax liability for an amount in excess of the liability therefore that is reflected on NetNation consolidated financial statements;

  except for normal compensation increases, hirings and promotions in the ordinary course of business consistent with past practice, enter into or modify any written or oral employment, severance or similar agreement or arrangement with any director, executive officer or employee or grant any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any such person;

  acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to us, except purchases of investments and other assets in the ordinary course of business consistent with past practice and for a fair and adequate consideration;

  other than in the ordinary course of business consistent with past practice, and for a fair and adequate consideration, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (as defined in the merger agreement) or otherwise dispose of any of its other properties or assets;

  incur any indebtedness for borrowed money (except for trade payables and other similar short term credit in the ordinary course of business consistent with past practices), or guarantee any such indebtedness of another party, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another party, enter into any “keep well” or other agreement to maintain any financial condition of another party or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other party, or alter any credit terms;

  make or agree to make any new capital expenditures other than those made in the ordinary course of business and consistent with past practice and which amount to less than $25,000 individually or $100,000 in the aggregate; provided that Hostway agrees to respond to any request by us to make capital expenditures in excess of these limitations within 24 hours of Hostway’s receipt of such request;

  place or suffer to exist on any of its assets or properties any Lien (as defined in the merger agreement), other than Liens disclosed to Hostway, or forgive any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

  (i) adopt, amend or change any NetNation Stock Option Plan or any other benefit or stock option or stock or similar plan or arrangement, except as otherwise contemplated in the merger agreement; or (ii) grant or pay to any salaried employee or former salaried employee, officer or director of any of NetNation or its subsidiaries any award under any NetNation discretionary or other bonus plans or under any NetNation Stock Option Plans, except with the consent of Hostway;

  fail to maintain all existing licenses, certificates of authority, qualifications and governmental authorizations to do business in which it is so licensed, qualified or authorized;

  fail to use reasonable best efforts consistent with past practice and policies to maintain in full force and effect, other than those that expire in accordance with their terms, all material contracts of NetNation and each of its subsidiaries, and not permit or effect any material amendment thereof without the prior written consent of Hostway;

  fail to cause each of our subsidiaries to properly prepare and timely file all financial statements, reports and tax returns required to be filed by such subsidiary with any governmental authorities with respect to the business, operations or affairs of such subsidiary, and pay duly and fully all taxes indicated as due on such tax returns, and all required filing fees;

  fail to cause all accounts for premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries, commissions and bonuses and all payments, claims or liabilities in respect of Employee Plans relating to the period after to the date of this Agreement up until Closing to be accurately reflected in the books and records of NetNation and its Subsidiaries and all remittances and withholdings in respect thereof or pursuant thereto or pursuant to the Income Tax Act (Canada) to be made in accordance with applicable laws, all in a manner consistent with past practice and policies; or

  authorize any of, or agree or commit to do any of, the foregoing actions.

The merger agreement authorized us to accomplish our one for two and one-half (1:2.5) reverse stock split, which was effective as of the close of trading on June 13, 2003.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the merger and other transactions contemplated by the merger agreement, including (i) the taking of all reasonable acts necessary to satisfy the conditions for the completion of the merger, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain that approval or waiver from, or to avoid an action or proceeding by, any governmental entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties.

In addition, Hostway has agreed to obtain all financing necessary to complete the merger transactions.

Conditions to the Merger

   Conditions to Each Party’s Obligations

   Each party’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  our stockholders must approve and adopt the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

  there must not be pending or, to any of the parties’ knowledge, threatened, any action, suit, investigation, or other proceeding by any Governmental Entity (as defined in the merger agreement) to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by the merger agreement;

  all required actions, consents, approvals, filings and notices must have been taken, made or obtained; and

  there must not be pending, or to the parties’ knowledge, threatened, any actions, suit, investigation or other proceeding by any Governmental Entity (as defined in the merger agreement) to restrain, enjoin or otherwise prevent consummation of any transactions contemplated by the merger agreement.

   Conditions to Hostway’s and Hostway Acquisition Corp.’s Obligations

   The obligations of Hostway and Hostway Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

  our representations and warranties must be true and correct as of the closing date as though made on and as of the closing date, although inaccuracies having an aggregate adverse effect that amounts to less than $200,000 will not result in a failure to satisfy this condition;

  we must have performed and complied with, in all material respects, all obligations that we are required to perform under the merger agreement on or prior to the closing date;

  from and after June 11, 2003 through the effective time of the merger, there will not have occurred a material adverse change in NetNation or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on NetNation or any of its subsidiaries;

  NetNation has cash and cash equivalents of at least Three Million US Dollars ($3,000,000);

  Hostway must receive the opinion of NetNation’s legal counsel dated as of the closing date;

  holders of not more than fifteen percent (15%) of NetNation common stock issued and outstanding immediately prior to the effective time of the merger shall have perfected dissenters’ or appraisal rights with respect to the merger;

  Hostway must receive the resignations of all of the officers and directors of NetNation;;

  the number of shares of NetNation common stock outstanding on the closing date must not exceed by more than 15,206 the number of shares of NetNation common stock outstanding on June 11, 2003; and

  NetNation must deliver to Hostway a complete and accurate list, as of the closing date, of the length of hire, title or classification, full or part-time status and rate of salary or hourly pay, and commission or bonus entitlements, if any, and notice or applicable severance for all employees of NetNation and its subsidiaries.

   Conditions to NetNation’s Obligation

   Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  Hostway’s and Hostway Acquisition Corp.’s representations and warranties must be true and correct in all material respects as of the closing date as though made on and as of the closing date;

  Hostway will have, and must have caused Hostway Acquisition Corp. to have, performed and complied in all material respects all obligations that each of them is required to perform under the merger agreement on or prior to the closing date;

  NetNation must receive the opinion of Hostway’s legal counsel dated as of the closing date;

  prior to the NetNation special meeting of stockholders, NetNation must receive a certification of the exchange agent confirming that the merger consideration has been deposited with the exchange agent by Hostway;

  the board of directors of NetNation must have received a satisfactory fairness opinion; and

  provided that NetNation has applied for directors and officers run-off insurance, the insurer must have agreed to be bound to provide such coverage for a period of six years commencing on the effective date of the merger.

Principal Stockholders’ Voting Agreements

David Talmor, President and Chairman of the Board of NetNation, and Joseph Kibur, Chief Executive Officer of NetNation, are two of the largest beneficial owners of NetNation common stock and are currently members of NetNation’s board of directors. These stockholders own approximately 31.7% of the number of outstanding shares of NetNation common stock. As directors, Messrs. Talmor and Kibur voted to approve the merger agreement. Messrs. Talmor and Kibur have each entered into voting agreements with

Hostway pursuant to which each has agreed to vote all of their shares of NetNation common stock in favor of approval of the merger and adoption of the merger agreement. This will help to assure the approval of the merger and the adoption of the merger agreement by NetNation’s stockholders (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders). These stockholders have also agreed to vote against any action that would cause a breach of the merger agreement. The voting agreements terminate at the effective time of the merger, if the merger agreement terminates in accordance with its terms. Copies of the voting agreements are attached as Appendix B and Appendix C to this proxy statement. The description above is qualified in its entirety by reference to the voting agreements, and we urge you to read them in their entirety.

No Solicitation of Other Offers

The merger agreement provides that we will not directly or indirectly, solicit, or take any action that could reasonably be deemed to be intended to encourage the initiation or submission of, any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of common stock of NetNation.

We may, however, do the following:

1.
furnish information to, or answer questions of, a third party, which the NetNation board of directors reasonably believes has made a superior proposal not solicited in violation of the merger agreement, provided that prior to providing non-public information, such third party executes an agreement with confidentiality provisions substantially similar to those in effect between Hostway and NetNation;

2.
subject to compliance with other terms of the merger agreement, consider a proposal, which the board of directors reasonably believes to be a bona fide proposal that is not solicited in violation of the merger agreement;

3.	withdraw or modify its approval or recommendation of the merger agreement, and the transactions contemplated thereby in favor of a superior proposal; or

4.	approve or recommend to NetNation stockholders a proposal that the board of directors of NetNation determines in good faith is a superior proposal.

We have agreed in the merger agreement to immediately notify Hostway after receipt of any communication we reasonably believe to be a superior proposal and to furnish Hostway with a copy of any written proposal and keep Hostway appropriately and timely informed as to the status of any negotiations with the party furnishing the proposal as well as the material terms and conditions of any proposal or inquiry or any request for non-public information relating to NetNation in connection with the superior proposal.

Nothing described above limits our ability to take actions to comply with certain rules under the Securities Exchange Act of 1934, as amended, that address our responsibility to make public statements about competing proposals.

The merger agreement defines the term “superior proposal” to mean any proposal made by a third party, directly or indirectly, to acquire NetNation and its subsidiaries pursuant to a tender or exchange offer, merger, a sale of all or any significant portion of its assets or otherwise, on terms which the board of directors of NetNation reasonably believes, after consulting with appropriate professional advisors, (i) to be more favorable from a financial point of view to its stockholders than the merger with Hostway and the transactions contemplated by the merger agreement taking into account at the time of determination any changes to the financial terms of the merger agreement proposed in writing by Hostway, and (ii) to be more favorable to NetNation than the merger with Hostway and the transactions contemplated by the merger agreement after taking into account all pertinent factors deemed relevant by the board of directors of NetNation under the laws of the State of Delaware.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

1.	by mutual written consent of Hostway and NetNation;

2.	by either Hostway or NetNation, if:

	•	any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable,

	•	the merger has not been consummated on or before August 31, 2003 (the “Termination Date”) (the Termination Date shall be extended by two months if the SEC decides to review this proxy statement and can otherwise be extended by mutual written consent),

	•	the merger agreement and the transactions contemplated thereby are not adopted by the NetNation stockholders at the NetNation special meeting of stockholders,

	•	prior to the NetNation special meeting of stockholders, the board of directors of NetNation decides to enter into an agreement with respect to, or recommend, a Superior Proposal (as defined in the merger agreement), or

	•	terminating party pays the other party a termination fee of $300,000;

3.	by Hostway, if:

•
prior to the NetNation special meeting of stockholders, the board of directors of NetNation fails to give or withdraws or adversely modifies in any material respect, or takes a public position materially inconsistent with, its approval of the merger or the merger agreement, or

•
subject to certain conditions and exceptions, NetNation has materially breached any of its representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after the occurrence of the breach;

4.	by NetNation, if:

•
immediately prior to the commencement of the NetNation special meeting of stockholders Hostway fails to deposit with the exchange agent the merger consideration and provide evidence confirming that the deposit has been made with the exchange agent,

•
our board of directors has not received a fairness opinion satisfactory to it in its sole and absolute discretion, provided that Hostway will have five business days following notice of an unsatisfactory fairness opinion in which to propose additional terms to the merger agreement, or

•
subject to certain conditions and exceptions, Hostway has materially breached any of its representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after the occurrence of the breach.

Termination Fees

We must pay to Hostway (provided that Hostway is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement) a termination fee of $300,000 if the merger agreement is terminated under any of the following circumstances:

  Hostway (i) terminates the merger agreement because prior to the our special meeting of stockholders, our board of directors fails to give or withdraws or adversely modifies in any material respect, or takes a public position materially inconsistent with, its approval of the merger or the merger agreement and (ii) within five months thereafter NetNation enters into an agreement with respect to a superior proposal to acquire NetNation by a third party;

  Either Hostway or we terminate because prior to our special meeting of stockholders, our board of directors decides to enter into an agreement with respect to, or recommend, a Superior Proposal (as defined in the merger agreement); or

  we decide to terminate by paying $300,000 to Hostway.

Hostway must pay to us (provided that we are not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement) a termination fee of $300,000 if the merger agreement is terminated under either of the following circumstances:

  we terminate because immediately prior to the commencement of the NetNation special meeting of stockholders, subject to certain conditions, Hostway fails to deposit with the exchange agent the merger consideration and provide evidence confirming that the deposit has been made with the exchange agent; or

  Hostway decides to terminate by paying $300,000 to us.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time, whether before or after adoption of the merger agreement by our stockholders. However, after receiving stockholder approval, no amendment may be made which by law requires further approval by our stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by us, Hostway and Hostway Acquisition Corp.

At any time before the effective time of the merger, each of the parties to the merger agreement may, by action taken or authorized by their respective boards of directors and to the extent legally allowed, in writing:

  extend the time for the performance of any of the obligations or other acts of the other parties;

  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained in the merger agreement.

However, after adoption of the merger agreement by our stockholders, no waiver may be made which by law requires further approval by our stockholders, unless we obtain that further approval. All extensions of time and waivers under the merger agreement must be in writing signed by us, Hostway and Hostway Acquisition Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 11, 2003 by: (i) each person or entity known by us, through our transfer agent’s records and SEC filings, to beneficially own more than 5% of the common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers as a group. Except as noted below, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class[2]
David Talmor[3] Chairman, President, and Director	1,363,297[1]	22.4%
Joseph Kibur[3] CEO and Director	1,430,000	23.5%
Ernest Cheung Director 830-789 West Pender Street, Vancouver, B.C. V6C 1H2	0	*
Jag Gillan[3] COO, Secretary and Director	3,200	*
Calvin Mah[3] CFO	0	*
Anil Wirasekara Director 13800 Commerce Parkway, Richmond, B.C. V6V 2J3	0	*
All Executive Officers and Directors as a Group (6 persons)	2,796,497	46.0%

* Less than one percent.

1 Pursuant to SEC rules, the shares attributed to Mr. Talmor include 864,000 shares registered in the name of Shelley Talmor, his wife.
2 Based on a total issued and outstanding share capital as at June 16, 2003 of 6,083,000 common shares.
~~3~~ The business address for the individuals indicated above is: 1410 – 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6.

APPRAISAL RIGHTS

If the merger is consummated, holders of shares of NetNation common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they comply with the conditions established by Section 262.

Section 262 is reprinted in its entirety as Appendix E to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix E. This discussion and Appendix E should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the statutory procedures will result in the loss of appraisal rights.

A record holder of shares of NetNation common stock who does not vote in favor of the merger agreement, who makes the demand described below with respect to such shares in a timely fashion, who continuously is the record holder of such shares through the effective time of the merger and who otherwise complies with the statutory requirements of Section 262 will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of NetNation common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of NetNation common stock” are to the record holder or holders of shares of NetNation common stock. Except as set forth herein (including Appendix E), stockholders of NetNation will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the meeting the corporation must notify each of the holders of its stock who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes that notice to you, and a copy of Section 262 is attached to this proxy statement as Appendix E.

Holders of shares of NetNation common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to NetNation prior to the vote by the stockholders of NetNation on the merger at the special meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform NetNation of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his or her shares. A proxy or vote against the merger will not by itself constitute that demand. The written demand for appraisal must be in addition to and separate from any proxy or vote. Any stockholder making such a demand must thereafter continue to hold his or her shares of record until the effective time of the merger to be eligible for appraisal rights. Within ten days after the effective time of the merger, NetNation must provide notice of the effective time to all stockholders who have complied with Section 262.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6, attention: President.

A person having a beneficial interest in shares of NetNation common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement properly and in a timely manner to perfect appraisal rights. If the shares of NetNation common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of NetNation common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of NetNation common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of NetNation common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of NetNation common stock outstanding in the name of the record owner.

Within 120 days after the effective time of the merger, either NetNation or any stockholder who has complied with the provisions of Section 262 may file a petition in the Delaware Court, with a copy served on NetNation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal rights. There is no present intent on the part of NetNation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that NetNation will file a petition for appraisal. Accordingly, holders of NetNation common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner set forth in Section 262. Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled, upon written request, to receive from NetNation a statement setting forth the aggregate number of shares of NetNation common stock not voted in favor of the merger agreement and with respect to which demands for appraisal were received by

NetNation and the number of holders of the shares. This statement must be mailed (a) within 10 days after the written request has been received by NetNation or (b) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by stock certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this requirement, the Delaware Court may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of NetNation common stock owned by stockholders who have perfected their appraisal rights, determining the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although NetNation believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, NetNation does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of NetNation common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. , the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each stockholder exercising appraisal rights is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a stockholder party to the appraisal proceeding, the Delaware Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of NetNation common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw a demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw the demand only with the consent of NetNation. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease, and all holders of shares of NetNation common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Because NetNation has no obligation to file a petition for appraisal, and has no present intention to do so, any holder of shares of NetNation common stock who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to NetNation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except that (a) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of NetNation and (b) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and approval may be conditioned upon any terms the Delaware Court deems just.

OTHER MATTERS

The NetNation board of directors does not know of any other matters that may be brought before the special meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

ADDITIONAL INFORMATION

Future Stockholder Proposals

If the merger is completed, no 2004 annual meeting of stockholders of NetNation will be held, because, following the merger, we will not be a publicly held company. If the merger is not completed for any reason, our 2004 annual meeting of stockholders will subsequently be scheduled and the following will be applicable thereto.

Proposals that stockholders wish to be considered for inclusion in the proxy materials for the 2004 annual meeting of stockholders must be received by the Secretary of NetNation by December 5, 2003 and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

In addition, our bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual stockholders meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, stockholders give timely written notice to the Company regarding such nominations or other business. To be timely, a notice must be delivered to the Secretary of NetNation at the principal executive offices of the Company not more than 90, but not less than 60, days prior to the date of the annual meeting.

Accordingly, a stockholder who intends to present a nomination or proposal at the 2004 annual meeting without inclusion of the proposal in the Company’s proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary of NetNation no earlier than February 9, 2004 and no later than March 15, 2004. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Multiple Stockholders Having the Same Address

Stockholders that reside at the same address and own shares of our common stock through a broker have likely received a notice from their broker notifying them that their household will be sent only one proxy statement. If the stockholders did not return the “opt-out” card attached to such notice, they were deemed to have consented to this process. The broker or other holder of record will send at least one copy of the proxy statement to the stockholders at their address. Consent may be revoked at any time upon written request with the stockholder’s name, the name of the brokerage firm and the stockholder’s account number to NetNation at the address below. Stockholders that reside at the same address and own shares of our common stock through a broker who received multiple copies of the proxy statement may request that only one copy of the proxy statement be sent in the future by making written request with the stockholders’ names, the name of the brokerage firm and the stockholders’ account numbers to NetNation at the address below. Additional copies of the proxy statement will be mailed out promptly upon written or oral request to Jay Elliott, Corporate Communications Manager, NetNation Communications, Inc., Suite 1410, 555 West Hastings Street, Vancouver, British Columbia, Canada, V6B 4N6, telephone: (604) 688-8946.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information presented in this document, the matters discussed in this proxy statement or otherwise incorporated by reference into this document contain “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by us. These forward-looking statements involve risks and uncertainties, including: risks involved in whether and when the proposed acquisition will be completed; if we decide to terminate the merger agreement by paying a termination fee of $300,000 to Hostway; difficulties related to obtaining stockholder approval for completing the acquisition, if obtained at all; legislative or regulatory changes which may adversely affect the businesses in which the companies are engaged; and if the merger is not completed, our payment of certain of our expenses related to the merger, including substantial legal, accounting and financial advisory fees which could affect our results of operations, cash liquidity and stock price. The actual results that we achieve may differ materially from any forward-looking projections we make due to such risks and uncertainties. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. You are urged not to place undue reliance on these forward-looking statements, and you should carefully review and consider the various disclosures made by us in this proxy statement and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NetNation Communications, Inc.
Suite 1410, 555 West Hastings Street
Vancouver, British Columbia, Canada, V6B 4N6
Telephone: (604) 688-8946

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

By Order of the Board of Directors,

/s/ David Talmor

David Talmor
Chairman of the Board and President

Vancouver, British Columbia
July 25, 2003

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HOSTWAY CORPORATION

HOSTWAY ACQUISITION CORP.

AND

NETNATION COMMUNICATIONS, INC.

DATED AS JUNE 11, 2003

A-i

Table of Contents
(continued)

A-ii

Table of Contents
(continued)

Article			Page

	10.16	Historical Reference	A-35
	10.17	Right to Use E-mail Address	A-35

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2003 (the “Agreement”), is made and entered into by and between HOSTWAY CORPORATION, an Illinois corporation (“Hostway” or “Parent”), HOSTWAY ACQUISITION CORP., a Delaware corporation wholly-owned by Hostway (“Merger Sub”) and NETNATION COMMUNICATIONS, INC., a Delaware corporation (“NetNation”). Hostway and Merger Sub are referred to from time to time herein individually as a “Hostway Party” and collectively as the “Hostway Parties.”

RECITALS:

     WHEREAS, the respective Boards of Directors of NetNation (subject to the Fairness Opinion letter described herein) and Hostway have determined that the merger of Merger Sub with and into NetNation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $0.0001 per share, of NetNation (the “NetNation Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be converted into, subject to the terms hereof, the right to receive the Merger Consideration (as defined in Section 2.1 (a));

     WHEREAS, the Merger is subject to a satisfactory fairness-opinion-letter (“Fairness Opinion”), prepared by a well-regarded firm with experience in delivery of such opinion as NetNation’s Board of Directors may find suitable, addressed to NetNation’s Board of Directors for its blessing and approval;

     WHEREAS, the Merger requires, for the approval thereof, the affirmative vote of a majority of the outstanding shares of NetNation Common Stock (the “NetNation Stockholder Approval”);

     WHEREAS, concurrently with the execution of this Agreement and as a condition to Hostway to enter into this Agreement, principal shareholders of NetNation who own Twenty Percent (20%) or more of the issued and outstanding shares of NetNation Common Stock, as of the date hereof, have agreed to enter into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, such parties have agreed to vote in favor of this Agreement and the Merger, subject to the presentation of a satisfactory Fairness Opinion letter (as defined above), and subject to a lack of Superior Proposal (as defined in Section 10.3); and

     WHEREAS, Hostway, Merger Sub and NetNation desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER

     1.1.   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into NetNation at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and NetNation shall continue as the surviving corporation (Merger Sub and NetNation are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, NetNation is sometimes hereinafter referred to as the “Surviving Corporation”).

     1.2.   Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at Vancouver, British Columbia, Canada on the second business day after satisfaction and/or waiver of all of the conditions set forth in

Article VII (the “Closing Date”), at the offices of NetNation, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3.   Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the acceptance for record of such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

     1.4.   Effects Of The Merger. The Merger shall have the effects as set forth in the applicable provisions of the DGCL. In addition:

     (a) The Certificate of Incorporation of NetNation shall be amended and restated to mirror the Certificate of Incorporation of Merger Sub and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

     (b) The Bylaws of the Merger Sub (the “Bylaws”) shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Surviving Corporation’s Certificate of Incorporation or the Bylaws.

     (c) The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws. NetNation shall deliver at the Closing the resignations of all of the officers and directors of NetNation, from their respective positions as officers and directors, immediately prior to the Effective Time, such resignations to be effective as of the Effective Time and, except for the external (independent) directors, shall not be considered employment resignations and each Executive Officer shall continue their respective employment on the terms as set forth in Section 6.9 of the NetNation Disclosure Letter.

     1.5.   Filing Of Certificate Of Merger. At the Closing, Merger Sub and NetNation shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

     1.6.   Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF NETNATION; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES; OPTIONS

     2.1.   Conversion Of Shares.

     (a)   Each share (a “Share”) of NetNation Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by NetNation or any Subsidiary and (ii) Dissenting Shares (as defined in Section 2.3)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Hostway, NetNation or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 2.4, $0.66 per Share in cash subject to Section 2.1(c) (the “Merger Consideration”), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. In the event of a change in capitalization, such as a stock split or other subdivision or consolidation or redemption of Shares or the payment of any stock dividend consisting of Shares or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, appropriate and proportionate adjustments shall be made to the number and class of Shares outstanding (subject to rounding) and the purchase price for such Shares. The parties contemplate that NetNation shall accomplish a one for two and one-half (1:2.5) stock consolidation on or about June 16, 2003, which would result in an adjustment of the Merger Consideration to $1.65 per Share and a decrease in outstanding shares to approximately 6,083,000 (subject to rounding). Hostway agrees that it shall not act as an agent of the Internal Revenue Service and shall not deduct from the Merger Consideration any amounts for withholding taxes. Hostway further agrees that the Exchange Agent shall not act as an agent of the Internal Revenue Service and shall not deduct from the Merger Consideration any amounts for withholding taxes.

     (b)   Each Share held by NetNation or any Subsidiary of NetNation immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Hostway, NetNation or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

     (c)   The Merger Consideration shall be modified (either upward or downward) as follows:

     (i)    each increase, of full amount of $152,000 (One Hundred and Fifty Two Thousand US Dollars), from NetNation’s cash balance as of June 30, 2003, above the amount of $3,666,185 (Three Million Six Hundred Sixty Six Thousand One Hundred Eighty Five US Dollars) will increase the Merger Consideration by One US Cent ($0.01); and

     (ii)    each decrease, of full amount of $152,000 (One Hundred and Fifty Two Thousand US Dollars), from NetNation’s cash balance as of June 30, 2003, below the amount of $3,666,185 (Three Million Six Hundred Sixty Six Thousand One Hundred Eighty Five US Dollars) will decrease the Merger Consideration by One US Cent ($0.01); provided however that the Merger Consideration will not be lower than US$0.63.

     2.2.   Stock Options. [Intentionally omitted.]

     2.3.   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Act (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses his right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. NetNation shall give Hostway prompt notice of any demands received by NetNation for appraisal of Shares and, prior to the Effective Time, NetNation shall give Hostway the opportunity to conduct jointly all negotiations and proceedings with respect to such demands. Prior to the Effective Time, NetNation shall not, except with the prior written consent of Hostway, make any payment with respect to, or settle or offer to settle, any such demands.

     2.4.   Payment For Shares.

     (a)   By no later than the commencement of the NetNation Stockholder Meeting (as defined below), Hostway shall designate a bank or trust company in accordance with Section 2.5 to act as exchange agent in connection with the Merger (the “Exchange Agent”) pursuant to an exchange agreement in form and substance reasonably satisfactory to NetNation (the “Exchange Agreement”). By no later than the commencement of the NetNation Stockholders' Meeting, Hostway shall deposit with the Exchange Agent, in trust for the benefit of the holders of NetNation Common Stock and for exchange in accordance with this Article II, cash necessary to make cash payments contemplated by Section 2.1(a) and subject to Section 2.1(c) hereof, in an aggregate amount of Ten Million Thirty Five Thousand Nine Hundred Sixty One US Dollars (US$10,035,961) which is equal to $0.66 multiplied by the number of Shares specified in Section 3.2 as issued and outstanding as of the date hereof (the "Initial Deposit") pursuant to the Exchange Agreement. If the number of Shares, as specified in Section 3.2 shall increase as a result of rounding-up due to the Consolidation of NetNation Common Stock, as indicated in Section 3.2, or by an amount permitted by Section 7.2(i) then Hostway shall deposit with the Exchange Agent additional cash to purchase such additional shares (“Additional Deposit”). The Initial Deposit plus any Additional Deposit deposited by Hostway with the Exchange Agent shall be referred to herein as the “Exchange Fund.” If for any reason the Effective Time shall not occur, Exchange Agent shall return the amounts deposited into the Exchange Fund to Hostway.

     (b)   Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall become entitled to and shall receive in exchange therefor (as promptly as practicable) the Merger Consideration, without any interest thereon, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment shall either pay any transfer taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4(b), each Certificate shall represent for all purposes only the right to surrender such Certificate in order to receive for each Share represented thereby the Merger Consideration.

     (c)   After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

     (d)   From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such Shares except to surrender such Certificates in exchange for cash pursuant to this Agreement or to perfect any rights of appraisal as holders of Dissenting Shares that such holders may have.

     (e)   Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains unclaimed by the stockholders of NetNation for six (6) months after the Effective Time shall be repaid to Hostway. Any stockholders of NetNation who have not theretofore complied with this Article II shall thereafter look only to Hostway (subject to abandoned property, escheat or other similar laws) only as general creditors for payment of their claims for the Merger Consideration for each Share such stockholders hold, without any interest.

     (f)   Notwithstanding anything to the contrary in this Section 2.4, none of the Exchange Agent, Hostway or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g)   In the event that Certificates shall have been lost, stolen or destroyed, Hostway shall cause the Exchange Agent to pay the portion of the Merger Consideration applicable to such shares in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof, with entitlement to and payment of the Merger Consideration to be made pursuant to this Article II as though the holder in fact surrendered its Certificate; provided, however, that Hostway or Exchange Agent may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.5   Exchange Agent. NetNation shall have the right to elect that the Exchange Agent shall be a Canadian entity and that the Exchange Fund shall be located in and administered from Canada. Both parties agree that the selection of the Exchange Agent shall be made by mutual consent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NETNATION

     Except as disclosed in the annual report (Form 10K) of NetNation for the year ended December 31, 2002, the quarterly report (Form 10-Q) of NetNation for the quarter ended March 31, 2003, and NetNation's Disclosure Letter (as defined in Section 6.8) delivered at or prior to the date of this Agreement, NetNation represents and warrants to Hostway as follows:

     3.1.   Organization, Standing and Power. NetNation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than such jurisdictions where the failure so to qualify or become so licensed would not, individually or in the aggregate, create a Material Adverse Effect (as defined in Section 10.2) on NetNation and its Subsidiaries (as defined in Section 3.3). NetNation has delivered or made available to Hostway complete and correct copies of its Certificate of Incorporation, as amended and currently in effect as of the date of this Agreement (the “NetNation Certificate of Incorporation”), and NetNation’s Amended and Restated Bylaws currently in effect as of the date of this Agreement (the “NetNation Bylaws”).

     3.2.   Capital Structure. As of the date of this Agreement, the authorized capital stock of NetNation consists of 50,000,000 shares, all of which are shares of NetNation Common Stock. At of the date hereof: (i) according to the records of NetNation’s transfer agent, 15,206,002 shares of NetNation Common Stock were issued and outstanding; and (ii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for securities having the right to vote) on any matters on which NetNation stockholders may vote (“NetNation Voting Debt”) were issued or outstanding. All outstanding shares of NetNation Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. However, the number of issued and outstanding Shares may be reduced to approximately 6,083,000 shares (subject to rounding) if NetNation, subject to approval of the shareholders of NetNation at its June 12, 2003 annual general meeting of shareholders and at the discretion of the Board of Directors of NetNation, elects to consolidate (reverse split) the NetNation Common Stock on a one for two and one half (1:2.5) basis (the “Consolidation”). Except as set forth in Section 3.2 of the Disclosure Letter: (i) no securities of NetNation are convertible into or exchangeable or exercisable for shares of capital stock, NetNation Voting Debt or other voting securities of NetNation; and (ii) no stock awards, options, warrants, calls, rights (including stock purchase or preemptive rights), commitments or agreements to which NetNation is a party or by which it is bound, in any case obligate NetNation to issue, deliver, sell, purchase, redeemed or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of its capital stock, any NetNation Voting Debt or other voting securities or securities convertible into or exchangeable or exercisable for securities of NetNation, or obligate NetNation to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 3.2 of the Disclosure Letter there are not, as of the date of this Agreement, and there will not be on the date of NetNation Stockholders’ Meeting, any stockholder agreements, voting trusts or other agreements or understandings to which NetNation is a party or by which it is bound relating to the voting of any shares of the capital stock of NetNation which will limit in any way the solicitation of proxies by or on behalf of NetNation from, or the casting of votes by, the stockholders of NetNation with respect to the Merger.

     3.3.   Subsidiaries. Section 3.3 of the Disclosure Letter sets forth the name of each Subsidiary of NetNation and the jurisdiction of its incorporation or organization. Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of NetNation is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. NetNation has delivered to Hostway complete and correct copies of the certificate of incorporation (or other organizational documents) and bylaws of each of its Subsidiaries. Section 3.3 of the Disclosure Letter sets forth, as to each Subsidiary of NetNation, its authorized capital stock and the number of issued and outstanding shares of capital stock (or similar information with respect to any Subsidiary not organized as a corporate entity). All outstanding shares of the capital stock of the Subsidiaries of NetNation are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights; neither NetNation nor any Subsidiary of NetNation has any call obligations or similar liabilities with respect to partnerships or other Subsidiaries not organized as corporate entities. Except as set forth in Section 3.3 of the Disclosure Letter, NetNation is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock (or other interests, with respect to Subsidiaries not organized as corporate entities) of each of its Subsidiaries, free and clear of all Liens and other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws) and no capital stock (or other interests, with respect to Subsidiaries not organized as corporate entities) of any of its Subsidiaries is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock (or other interests, with respect to Subsidiaries not organized as corporate entities) of any of its Subsidiaries and there are no contracts, commitments, understandings or arrangements by which NetNation or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell shares of Subsidiary capital stock (or other interests, with respect to Subsidiaries not organized as corporate entities) or securities convertible into or exchangeable or exercisable for any such shares or interests. Neither NetNation nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

     As used in this Agreement, the word “Subsidiary,” with respect to any party to this Agreement, means any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 10% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries or by such party and any one or more of its Subsidiaries.

     3.4.   No Violations; Consents And Approvals.

     (a)   NetNation has all requisite corporate power and authority to enter into this Agreement and, subject to NetNation Stockholder Approval, and subject to the approval of the relevant authorities set forth in subsection (c) hereof, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NetNation, subject, in the case of the Merger, to NetNation Stockholder Approval. This Agreement has been duly executed and delivered by NetNation and, subject, in the case of the Merger, to NetNation Stockholder Approval, and subject to the approval of the relevant authorities set forth in subsection (c) hereof, and assuming that this Agreement constitutes the valid and binding agreement of Hostway, constitutes a valid and binding obligation of NetNation enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (iii) any ruling or action of any Governmental Entity as set forth in Section 3.4(c).

     (b)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NetNation will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a Lien on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, or change, a “Violation”), pursuant to, (i) any provision of NetNation Certificate of Incorporation or NetNation Bylaws or the comparable documents of any of its Subsidiaries, subject to NetNation Stockholder Approval, or (ii) except as to which requisite waivers or consents have been obtained and specifically identified in Section 3.4 of the Disclosure Letter and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (c) of this Section 3.4 are duly and timely obtained or made and, in the case of the Merger, NetNation Stockholder Approval has been obtained, any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, NetNation Permits (as defined in Section 3.7), Employee Plan (as defined in Section 3.12), NetNation Material Contract (as defined in Section 3.16), or any other agreement, obligation, instrument, concession or license or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NetNation, any of its Subsidiaries or any of their respective properties or assets except for such Violations which would not individually or in the aggregate, reasonably expect to have a Material Adverse Effect on NetNation or its Subsidiaries.

     (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to NetNation or any of its Subsidiaries in connection with the execution and delivery of this Agreement by NetNation or the consummation by NetNation of the transactions contemplated hereby, except for: (i) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the approval by the holders of NetNation Common Stock of the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”); (ii) the filing of the Certificate of Merger (and any required ancillary documents) with the Secretary of State of the State of Delaware; (iii) such filings and approvals as may be required by any applicable state or provincial securities, “blue sky” or takeover laws; (iv) NetNation Stockholder Approval; and (v) those consents listed on Section 3.4(c) of the Disclosure Letter.

     3.5.   Government Filings; Financial Statements. NetNation is not a “reporting issuer” under the applicable securities legislation in each of the provinces and territories of Canada. NetNation has delivered or made available to Hostway a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by NetNation with the SEC since December 31, 1999 and prior to the date of this Agreement (the “Filed NetNation SEC Documents”), which are all the documents (other than preliminary material) that NetNation was required to file with the SEC since such date. NetNation will promptly inform Hostway in writing of each report, schedule, registration statement (if any) and definitive proxy statement filed by NetNation after the date of this Agreement (the “Future SEC Documents”). As of their respective dates, the Filed NetNation SEC Documents complied, and the Future SEC Documents will comply with the requirements of the Securities Act of 1933), as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Filed NetNation SEC Documents or Future SEC Documents, as the case may be, and none of the Filed NetNation SEC Documents contained, and none of the Future SEC Documents will contain, subject to the truth and correctness of Hostway’s representations in Section 4.3, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the consolidated financial statements of NetNation (the “NetNation Consolidated Financial Statements”) included in the Filed NetNation SEC Documents or Future SEC Documents comply, or will comply with the published rules and regulations of the SEC with respect thereto, have been, or will be, prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, or will present, in all material respects in accordance with applicable requirements of GAAP the consolidated financial position of NetNation and its consolidated subsidiaries as of the dates therein and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of unaudited financial statements, to normal, recurring audit adjustments not material in scope or amount).

     3.6.   Information Supplied. The Proxy Statement, on the date it is first mailed to the holders of NetNation Common Stock or at the time of NetNation Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by NetNation with respect to statements made or incorporated by reference therein which accurately reflect information supplied in writing by Hostway specifically for inclusion therein. If, at any time prior to NetNation Stockholders’ Meeting, any event with respect to NetNation, or with respect to other information supplied by NetNation for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, any of such documents, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of NetNation.

     3.7.   Compliance With Laws.

     (a)   NetNation and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “NetNation Permits”). Section 3.7 of the Disclosure Letter contains a true, correct and complete list of all of NetNation Permits. NetNation and its Subsidiaries are in compliance with the terms of NetNation Permits. Except as set forth in Section 3.7 of the Disclosure Letter, each of NetNation Permits is in full force and effect, and there is no consent required under any of NetNation Permits to the consummation of the transactions contemplated hereby.

     (b)   Except as set forth in Section 3.7 of the Disclosure Letter, NetNation and its Subsidiaries are and have been, in compliance with all laws applicable to NetNation or its Subsidiaries or to the conduct or operation of the business or the ownership or use of any of their assets and no investigation or review by any Governmental Entity with respect to NetNation or its Subsidiaries is pending or threatened in writing, nor has any Governmental Entity indicated in writing an intention to conduct any such investigation or review.

     3.8.   Absence Of Certain Changes Or Events. Except (i) as disclosed in Section 3.8 of the Disclosure Letter, and (ii) for events in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, result in a Material Adverse Effect on NetNation or its Subsidiaries, since March 31, 2003, there has not been, occurred, or arisen any change, event (including, without limitation, any damage, destruction, or loss whether or not covered by insurance), condition or state of facts of any character with respect to the business or financial condition of NetNation or any of its Subsidiaries.

     Since March 31, 2003, except as disclosed in Section 3.8 of the Disclosure Letter, NetNation and each of its Subsidiaries has operated only in the ordinary course of business consistent with past practice and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:

     (a)   any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of NetNation or any direct or (other than any retirement of any NetNation Stock Options contemplated pursuant to this Agreement) indirect redemption, purchase or other acquisition by NetNation of any such stock or of any interest in or right to acquire any such stock;

     (b)   except the Consolidation (reverse split) as disclosed in Section 3.2 of the NetNation Disclosure Letter, any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of NetNation’s or any of its Subsidiary’s outstanding capital stock;

     (c)   (i) any granting by NetNation or any of its Subsidiaries to any director, officer or other employee of NetNation or any of its Subsidiaries of any increase in compensation (including perquisites), (ii) any granting by NetNation or any of its Subsidiaries to any such director, officer or other employee of any increase in severance or termination pay, (iii) any entry into, modification, amendment, waiver or consent by NetNation or any of its Subsidiaries with respect to any employment, severance, change of control, termination or similar agreement, arrangement or plan (oral or otherwise) with any officer, director or other employee or (iv) any granting by NetNation or any of its Subsidiaries of any NetNation Stock Option or the change or amendment of any existing NetNation Stock Option or NetNation Stock Option Plan;

     (d)   any change in the method of accounting or policy used by NetNation or any of its Subsidiaries other than as disclosed in the financial statements included in the Filed NetNation SEC Documents, NetNation Annual Statement or NetNation Quarterly Statement most recently filed and publicly available prior to the date hereof or which were required by GAAP;

     (e)   any Lien created or assumed on any of the assets or properties of NetNation or any of its Subsidiaries;

     (f)   any liability involving the borrowing of money by NetNation or any of its Subsidiaries or the incurrence by NetNation or any of its Subsidiaries of any deferred purchase price obligation (other than trade credit incurred in the ordinary course of business and consistent with past practice);

     (g)   any cancellation of any liability owed to NetNation or any of its Subsidiaries by any other person or entity other than immaterial amounts owed by a person or entity who is not a Related Party (as defined in Section 3.17);

     (h)   any write-off or write-down of, or any determination to write-off or writedown, the assets or properties (other than any statutory write-down of investment assets which is not related to a permanent impairment of value) of NetNation of any of its Subsidiaries or any portion thereof;

     (i)   any expenditure or commitment for additions to property, equipment, or other tangible or intangible capital assets or properties of NetNation or any of its Subsidiaries which exceeds $25,000 individually or in the aggregate; or

     (j)   any Contract to take any of the actions prohibited in this Section 3.8.

     3.9.   Absence Of Undisclosed Liabilities. Except as reflected in Section 3.9 of the Disclosure Letter, as of March 31, 2003, neither NetNation nor any of its Subsidiaries had any liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, which were not shown or provided for in the audited financial statements included in NetNation’s Annual Report on Form 10-K for the year ended December 31, 2002 or the unaudited financial statements included in NetNation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003. Since March 31, 2003, neither NetNation nor any of its Subsidiaries has incurred any liabilities, absolute, accrued, contingent or otherwise, whether due or to become due except: (i) liabilities arising in the ordinary course of business consistent with past practice, which would not, individually or in the aggregate, cause a Material Adverse Effect on NetNation or its Subsidiaries; or (ii) as specifically and individually reflected in Section 3.9 of the Disclosure Letter.

     3.10.   Litigation. To the Knowledge of NetNation, except as set forth in Section 3.10 of the Disclosure Letter, (i) there is no suit, action, investigation, arbitration or proceeding pending or, to the Knowledge of NetNation, threatened against or affecting NetNation or any of its Subsidiaries, at law or in equity, before any person and (ii) there is no writ, judgment, decree, injunction, rule or similar order of any Governmental Entity or arbitrator outstanding against NetNation or any of its Subsidiaries.

     3.11.   Taxes. NetNation is not a resident of Canada within the meaning of the Income Tax Act (Canada). Except as set forth in Section 3.11 of the Disclosure Letter:

     (a)   NetNation and its Subsidiaries have (i) duly and timely filed (or there have been filed on their behalf) with the applicable United States, Canadian, state and provincial taxing authorities all Tax Returns (as defined below) required to be filed by them by law, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid or there have been paid on their behalf all material Taxes (as defined below) due or claimed to be due from them by any taxing authority.

     (b)   As per the guidance of our professional advisors, NetNation and its Subsidiaries have complied in all respects with all United States, Canadian, state and provincial laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws. Except as disclosed in the Financial Statements and those incurred in the ordinary course of business since March 31, 2003, there are no liabilities of NetNation or its Subsidiaries in respect of property taxes, income taxes, provincial or state taxes, goods and services tax or any other amount due and owing to any taxing or government authority and all tax and other assessments which NetNation and its Subsidiaries are required by law to withhold or to collect have been duly recorded, withheld and collected, and have been paid over to the proper taxing or government authority or held by NetNation and/or its Subsidiaries for such payment.

     (c)   There are no liens for material Taxes upon the assets or properties of NetNation or any of its Subsidiaries except for statutory liens for current Taxes not yet due.

     (d)   Except as set forth in Section 3.11 of the Disclosure Letter, neither NetNation nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed.

     (e)   No United States, Canadian, state, provincial, local or foreign audits, administrative proceedings or court proceedings, claims, assessments, reassessments, actions, suits, inquiries or investigations (“Audits”), exist with regard to any Taxes or Tax Returns of NetNation or any of its Subsidiaries and neither NetNation nor any of its Subsidiaries has received any written notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to NetNation or any of its Subsidiaries or any Tax Return filed by or with respect to NetNation or any of its Subsidiaries.

     (f)   The Canadian federal income tax liabilities of NetNation and each of its Subsidiaries that file with the Canadian Customs and Revenue Agency have been assessed by the Canadian Customs and Revenue Agency for all taxation years up to and including the taxation year December 31, 2001.

     (g)   Neither NetNation nor any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

     (h)   To the Knowledge of NetNation, the United States, Canadian, state, provincial and foreign income Tax Returns of NetNation and its Subsidiaries have been examined by the appropriate taxing authorities (or the applicable statute of limitations for the assessment of Taxes for such periods have expired) for all periods through December 31, 1997, and a list of all Audits commenced or completed with respect to NetNation and its Subsidiaries for all taxable periods not yet closed by the statute of limitations is set forth in Section 3.11 of the Disclosure Letter.

     (i)   All Tax deficiencies which have been claimed, proposed or asserted in writing against NetNation or any of its Subsidiaries have been fully paid, finally settled or adequately reserved, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a material Tax deficiency for any other year not so examined.

     (j)   As per the guidance ofour professional advisors, neither NetNation nor any of its Subsidiaries is required to include in income any adjustment for any period after the Closing Date, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

     (k)   Neither NetNation nor any of its Subsidiaries is a party to, is bound by, nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

     (l)    No power of attorney has been granted by or with respect to NetNation or any of its Subsidiaries with respect to any matter relating to Taxes, which is currently effective.

     (m)   Since December 31, 2002, neither NetNation nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business or as have been fully and adequately reserved for in NetNation Consolidated Financial Statements.

     (n)   Neither NetNation nor any of its Subsidiaries has or could have any liability for any Taxes of any person other than itself or NetNation or any of its Subsidiaries.

     (o)   Neither NetNation nor any of its Subsidiaries has any intercompany items or corresponding items that have not been taken into account.

     (p)   To the Knowledge of NetNation, neither NetNation nor any of its Subsidiaries has made any tax election that would result in deferring any material income or gain from a tax period ending on or before the Closing Date to a tax period ending after the Closing Date without a corresponding receipt of cash and/or property or would result in accelerating any material loss or deduction from a tax period ending after the Closing Date to a tax period ending on or before the Closing Date.

     (q)   There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of Taxes owing by NetNation or any of its Subsidiaries, the filing of any Tax Returns by NetNation or any of its Subsidiaries, or the payment of Taxes by NetNation or any of its Subsidiaries.

For purposes of this Agreement, (i) “Taxes” (including, with correlative meaning, the term “Tax”) shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States, Canadian, state, provincial, local or foreign taxing authority, including, but not limited to, income tax, profits tax, corporation tax, corporation capital tax, sales and use tax, goods and services tax, social services tax, wage tax, workers’ compensations levy, capital tax, employment insurance contributions, land transfer tax, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and employer health tax and retirement contributions, gross receipts tax, customs or excise duty, stamp tax or duty, real and personal property tax, transfer tax, franchise tax, payroll tax and other taxes, and shall include any interest, penalties or additions attributable thereto and (ii) “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be prepared with respect to Taxes.

     3.12.   Employee Benefits. NetNation and its Subsidiaries have no employees located or resident in the United States. Section 3.12 of the Disclosure Letter identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by NetNation and its Subsidiaries for the benefit of employees or former employees of NetNation and its Subsidiaries (the “Employee Plans”) and a true and complete copy of each Employee Plan has been furnished to Hostway. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulation that are applicable to such Employee Plan. There have been no actuarial valuations prepared for any Employee Plan. Except as described in Section 3.12 of the Disclosure Letter:

     (a)   all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

     (b)   All accounts for premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries, commissions and bonuses and all payments, claims or liabilities in respect of Employee Plans relating to the period prior to the date of this Agreement have been or will be accurately reflected in the books and records of NetNation and its Subsidiaries and all remittances and withholdings in respect thereof or pursuant thereto or pursuant to the Income Tax Act (Canada) have been made in accordance with applicable laws;

     (c)   all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any governmental agency or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

     (d)   there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Plan, no claims pending or threatened in writing (except for claims for benefits payable in normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the Knowledge of NetNation, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

     (e)   no notice has been received by NetNation or its Subsidiaries of any complaints or other proceedings of any kind involving NetNation, or, to NetNation’s Knowledge, any of the employees of NetNation or its Subsidiaries before any pension board or committee relating to any Employee Plan or to NetNation or its Subsidiaries; and

     (f)   to the Knowledge of NetNation, the assets of each Employee Plan are at least equal to the liabilities of such Employee Plan based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither Hostway nor any of its affiliates (other than the Surviving Corporation) will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

     3.13.   Employment and Labor Matters.

     (a)     Section 3.13 of the Disclosure Letter contains a complete and accurate list, as of the date hereof, of the length of hire, title or classification, full or part-time status and the rate of salary or hourly pay, and commission or bonus entitlements (if any) and notice or applicable severance for all employees of NetNation or its Subsidiaries. Section 3.13 of the Disclosure Letter lists separately all employees who have been absent continually from work for a period of one month, as well as the reason for their absence. Except as described in Section 3.13 of the Disclosure Letter, there are no complaints, claims or charges outstanding or, to the Knowledge of NetNation and its Subsidiaries, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any governmental or regulatory authority or other person against or in respect of NetNation or any of its Subsidiaries under or in respect of any United States, Canadian, state or provincial laws applicable to the employment of the persons identified in Section 3.13 of the Disclosure Letter. Section 3.13 of the Disclosure Letter lists all employees of NetNation and any of its Subsidiaries who are in receipt of benefits under the Workers Compensation Act (British Columbia) or equivalent statutes in other provinces. NetNation and its Subsidiaries are in compliance with the Employment Standards Act (British Columbia) and all other laws applicable to the employment of persons identified in Section 3.13 of the Disclosure Letter.

     (b)     Except as set forth in Section 3.13 of the Disclosure Letter, neither NetNation nor any of its Subsidiaries is or has been a party to or bound by any employment agreement or similar contract.

     (c)     With respect to any employees employed in Canada, except as disclosed in Section 3.13 of the Disclosure Letter, neither NetNation nor its Subsidiaries is a party to any written employment agreement and there is no agreement which cannot be terminated on reasonable notice in accordance with applicable laws and without penalty.

     (d)     NetNation has delivered to Hostway accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of NetNation. Except as set forth in Section 3.13 of the Disclosure Letter:

     (i)     NetNation is not aware that any employee of NetNation or any Subsidiary intends to terminate his employment with either NetNation or its Subsidiaries;

     (ii)     NetNation is not aware that any employee of NetNation or any Subsidiary has received an offer to join a business that may be competitive with its business; and

     (iii)    NetNation is not aware that any employee of NetNation or any Subsidiary is a party to or bound by any confidentiality agreement, non-competition agreement or other contract with any Person that may have an adverse effect on:

     (A)     the performance by such employee of any of his duties or responsibilities as an employee or

     (B)     NetNation’s business or operation.

     (e)     To NetNation’s Knowledge, no employee of NetNation or any of its Subsidiaries has breached any agreement such that NetNation, if it had Knowledge, would be liable to other parties to the breached agreement for employing or continuing to employ the employee and no employees are subject to any restrictions which would limit an employee’s activities on behalf of NetNation including without limitation matters relating to previous inventions, discoveries or other items of intellectual property.

     (f)     There is no controversy pending between NetNation or any of its Subsidiaries and any of its present or past employees and, to the Knowledge of NetNation there exists no state of facts as of the date hereof which after notice or lapse of time or both that may trigger or accelerate the maturity or performance of any obligation of or require payment by NetNation or any of its Subsidiaries to any party in connection therewith.

     (g)     No notice has been received by NetNation or any of its Subsidiaries of any complaint filed by any of the employees against NetNation or any of its Subsidiaries claiming that the Employment Standards Act (British Columbia) or the Human Right Act (British Columbia) (or any applicable employee or human rights or similar legislation in other jurisdictions in which NetNation or any of its Subsidiaries conduct or carry on business or operate), or of any complaint or proceedings of any kind involving NetNation, any of its Subsidiaries or any employee of NetNation or its Subsidiaries before any labor relations board or similar authority.

     (h)     There are no outstanding orders or charges against NetNation or any of its Subsidiaries under the Workers’ Compensation Act (British Columbia) (or any applicable health and safety legislation in other jurisdictions in which business is conducted).

     (i)     All levies, assessments and penalties made against NetNation and any of its Subsidiaries pursuant to the Workers’ Compensation Act (British Columbia) (and applicable workers compensation legislation in other jurisdictions in which business is conducted) have been paid by NetNation or its Subsidiaries and neither NetNation nor its Subsidiaries have been reassessed under such legislation since incorporation.

     (j)     Neither NetNation nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and no employees of NetNation or any of its Subsidiaries are represented by any labor organization.

     (k)     There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of NetNation, threatened in writing against or involving NetNation or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of NetNation, threatened in writing by or on behalf of any employee or group of employees of NetNation or any of its Subsidiaries.

     (l)     No Executive Officer, to the Knowledge of NetNation and its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or any restrictive covenant, and the continued employment of such Executive Officer does not subject NetNation or any of its Subsidiaries to any liability with respect to any of the foregoing matters that would have an Material Adverse Effect. “Executive Officer” shall mean the President, CEO, CFO and COO.

     (m)     Except as set forth in Section 3.13 of the Disclosure Letter, there are no complaints, charges or claims against NetNation or any of its Subsidiaries pending or, to the Knowledge of NetNation, threatened in writing to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by NetNation or any of its Subsidiaries

     3.14.   Environmental Matters.

     (a)     To the Knowledge of NetNation, except as described in Section 3.14 of the Disclosure Letter, NetNation and its Subsidiaries have been and are in material compliance with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws, regulations, orders and directives and decisions rendered by any ministry, department or administrative or regulatory agency that have the force of law (“Environmental Laws”) relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or hazardous wastes or substances (“Hazardous Substances”);

     (b)     To the Knowledge of NetNation, NetNation and its Subsidiaries have obtained or filed, as the case may be, all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the “Environmental Permits”) required for the operation of their respective businesses, if any. Each Environmental Permit is valid, subsisting and in good standing and NetNation is not in material default or breach of any Environmental Permit and no proceeding is pending or threatened in writing to revoke or limit any Environmental Permit;

     (c)     To the Knowledge of NetNation, NetNation and its Subsidiaries have not used or permitted to be used, except in material compliance with all Environmental Laws, any of its property (including the leased real property) or facilities or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

     (d)     To the Knowledge of NetNation, NetNation and its Subsidiaries have never received any notice of, nor been prosecuted for an offence alleging non-compliance with any Environmental Laws, and neither NetNation nor any of its Subsidiaries has settled any such allegation of non-compliance short of prosecution. There are no outstanding orders or directions to NetNation or its Subsidiaries relating to environmental compliance requiring any work, repairs, construction or capital expenditures with respect to the business or any property of NetNation or any of its Subsidiaries, nor has NetNation or its Subsidiaries received notice of any of the same.

     (e)     NetNation and its Subsidiaries have not received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up sit or corrective action under any Environmental Laws. NetNation has not received any written request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites.

     3.15.   Real And Personal Property.

     (a)     There is no real property owned in fee by NetNation or any of its Subsidiaries.

     (b)     Except as set forth in Section 3.15(b) of the Disclosure Letter, each lease, sublease or other agreement (collectively, the “Real Property Leases”) under which NetNation or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property is valid, binding and in full force and effect, all rent and other sums and charges payable by NetNation or any of its Subsidiaries as a tenant thereunder are current, and no termination event or condition or uncured default of a material nature on the part of NetNation or any of its Subsidiaries or, to NetNation’s Knowledge, the landlord, exists under any Real Property Lease. NetNation and its Subsidiaries have a good and valid leasehold interest in the property occupied by NetNation pursuant to the Real Property Leases, free and clear of all Liens, except those reflected or reserved against in the consolidated balance sheet of NetNation dated as of March 31, 2003, and Liens imposed upon the leased real property by or on account of the landlords thereof.

     (c)     Except as set forth in Section 3.15(c) of the Disclosure Letter, NetNation and its Subsidiaries own good and indefeasible title to, or have a valid leasehold interest in or a valid right under contract to use, all tangible personal property that is used in the conduct of their business, free and clear of any Liens, except for any mechanics or similar statutory liens arising in the ordinary course of business or those reflected or reserved against in the consolidated balance sheet of NetNation dated as of March 31, 2003. All such tangible personal property carried on the books and records of NetNation at more than nominal value is in good operating condition and repair (normal wear and tear excepted) and is suitable for its current uses.

     (d)     To the Knowledge of NetNation, except as set forth in Section 3.15(d) of the Disclosure Letter, NetNation and its Subsidiaries own or have a right to use each trademark, trade name, patent, service mark, brand mark, brand name, database, copyright and other intellectual property owned or used in connection with the operation of the business of NetNation and its Subsidiaries, including any registrations thereof, and each license or other contract relating thereto (collectively, the “NetNation Intangible Property”), free and clear of any and all Liens. Section 3.15(d) of the Disclosure Letter sets forth a list of NetNation Intangible Property which is material to the operations of the business of NetNation and its Subsidiaries. To the Knowledge of NetNation, the use of NetNation Intangible Property by NetNation and its Subsidiaries does not conflict with, infringe upon, violate or interfere with any right, title or interest of any other person. Except as set forth in Section 3.17(d) of the Disclosure Letter NetNation and its Subsidiaries own or have valid and enforceable licenses or other rights to use all software used in connection with the operation of the business of NetNation and its Subsidiaries, to the Knowledge of NetNation, the use of such software by NetNation and its Subsidiaries does not infringe on or otherwise violate the rights of any person, and, to the Knowledge of NetNation, no person is challenging, infringing on or otherwise violating, the right of NetNation or any Subsidiary with respect to any such software used by NetNation and its Subsidiaries.

     (e)     Section 3.15(e) of the Disclosure Letter lists all domain names owned by NetNation and any of its Subsidiaries which are material to the operation of the business of NetNation and its Subsidiaries.

     3.16.   Material Contracts. As of the date of this Agreement, all of NetNation's "material contracts" as such term is defined under Item 601 of Regulation S-K, have been filed under the Exchange Act. Except to the extent that such agreements have expired by their own terms, each agreement disclosed by NetNation under the Exchange Act is in full force and effect. None of the parties to such agreements have terminated, except when such agreements have expired under their own terms, or, to NetNation's Knowledge, in any way expressed an intent to terminate or otherwise materially modify such agreements in the future.

     Section 3.16 of the Disclosure Letter contains a true and complete list of each of the following contracts (true and complete copies of which have been delivered to or made available to Hostway), excluding purchase orders, invoices and other such documents, to which NetNation or any of its Subsidiaries is a party or by which any of their respective assets or properties is or may be bound:

     (a)     all employment, agency, consulting, or representation contracts or other contracts of any type (including, without limitation, loans or advances) with any present officer or director, agent, consultant, or other similar representative of NetNation or any of its Subsidiaries (or former officer, director, employee, agent, consultant or similar representative of NetNation or any of its Subsidiaries);

     (b)     all contracts with any person or entity containing any provision or covenant limiting the ability of NetNation to (A) sell any products or services, (B) engage in any line of business or (C) compete with or obtain products or services from any person or entity or (D) limiting the ability of any person or entity to compete with or to provide products or services to NetNation;

     (c)     all contracts relating to the borrowing of money by NetNation, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by NetNation or any of its Subsidiaries of any liability;

     (d)     all contracts pursuant to which NetNation or any of its Subsidiaries has agreed to indemnify or hold harmless any person or entity;

     (e)     all leases or subleases of real property used in the business, operations, or affairs of NetNation or any of its Subsidiaries;

     (f)     all contracts or arrangements (including, without limitation, those relating to allocations of expenses, personnel, services, or facilities) between NetNation and any of its Subsidiaries or among the Subsidiaries of NetNation;

     (g)     all leases of automobiles used in the business, operations or affairs of NetNation or any of its Subsidiaries;

     (h)     all services agreements in connection with NetNation’s webhosting business involving payments or obligations in excess of $100,000; and

     (i)     any other material contracts, commitments or other obligations not made in the ordinary course of business, in which the amount of payments that NetNation is required to make on an annual basis exceeds $25,000.

Each of the contracts disclosed or required to be disclosed in Section 3.16 of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding obligation of NetNation or any of its Subsidiaries to the extent any such entity is a party thereto and, to the Knowledge of NetNation, each other party thereto. Neither NetNation nor any of its Subsidiaries has received from any other party to such contract any written notice of termination or intention to terminate or not to honor the terms of such contract. Except as set forth in Section 3.16 of the Disclosure Letter, neither NetNation nor any of its Subsidiaries nor, to the Knowledge of NetNation, any other party to such contract is in violation or breach of or default under any such contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract). NetNation has delivered to Hostway copies of all forms of services agreements utilized by NetNation since January 1, 2002.

     3.17.   Related Party Transactions. Except as set forth in Section 3.17 of the Disclosure Letter, no director, officer, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of NetNation (each a “Related Party”): (i) has outstanding any indebtedness, liabilities or other similar obligations to NetNation or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (A) a competitor, supplier customer, distributor, lessor, tenant, creditor or debtor of NetNation or any of its Subsidiaries, (B) engaged in a business related to the business of NetNation or any of its Subsidiaries or (C) participating in any transaction to which NetNation or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding, with NetNation or any of its Subsidiaries; provided that any ownership interest of a Related Party of less than one percent (1%) shall not form the basis of a relationship or be deemed ownership for purposes of this Section 3.17.

     3.18.   Liens. Except as set forth in Section 3.18 of the Disclosure Letter, neither NetNation nor any of its Subsidiaries has granted, created or, to the Knowledge of NetNation, suffered to exist, with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever (collectively, the “Liens”).

     3.19.   Insurance. Section 3.19 of the Disclosure Letter contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance policies or agreements that insure the business, operations, or affairs of NetNation and its Subsidiaries or affect or relate to the ownership, use, or operations of any of the assets or properties of NetNation and its Subsidiaries. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last year except as disclosed in Section 3.19 of the Disclosure Letter, and, to the Knowledge of NetNation, no threat has been made to cancel any insurance policy of any of NetNation or its Subsidiaries during such period. Except as disclosed in Section 3.19 of the Disclosure Letter, all such insurance will remain in full force and effect with respect to periods before the Closing without the payment of additional premiums. To the Knowledge of NetNation, no event has occurred, including, without limitation, the failure by any of NetNation or its Subsidiaries to give any notice or information or any of NetNation or its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of such NetNation or Subsidiary under any such insurance policies.

     3.20.   Board Of Directors Recommendation. The Board of Directors of NetNation, at a meeting duly called and held, has by the unanimous vote of those directors present and voting (who constituted all of the directors then in office) (i) approved to enter into this Agreement and (ii) subject to the condition subsequent of the presentation of a satisfactory Fairness Opinion letter (as described in the RECITALS), (A) approved thereafter to consummate the Merger and the other transactions contemplated hereby, (B) determined that the consideration to be received by the holders of shares of NetNation Common Stock pursuant to the Merger is fair to the holders of such shares, (C) resolved to recommend, subject to Sections 5.3 and 6.1 of this Agreement, that the holders of the shares of NetNation Common Stock approve this Agreement and the transactions contemplated herein and (D) resolved to call a special meeting of the stockholders of NetNation to approve the Merger.

     3.21.   Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of NetNation Common Stock is the only vote of the holders of any class or series of NetNation’s capital stock necessary (under applicable law or otherwise) to approve the Merger and the transactions contemplated hereby.

     3.22.   Brokers. NetNation represents that no agent, broker, investment broker, financial advisor or other firm or person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

     3.23.   Bank Accounts. Section 3.23 of the Disclosure Letter contains (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which NetNation and each of its Subsidiaries has an account or safe deposit box, (ii) a true and complete list of each such account and box, and (iii) a list of all signatories for each such account and box.

     3.24.   Payments. Neither NetNation nor any of its Subsidiaries (through any director, officer or, to the Knowledge of NetNation, any agent, employee or other person associated with or acting on behalf of NetNation or any Subsidiary), has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees or agents from corporate funds, or established or maintained any unlawful or unrecorded funds.

     3.25.   State or Provincial Antitakeover Statutes. To the Knowledge of NetNation, NetNation has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from any state or provincial antitakeover statute or regulation such that none of the provisions of “business combination,” “moratorium,” “control share” or other state or provincial antitakeover statute or regulation (x) prohibits or restricts NetNation’s ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, or (y) would have the effect of invalidating or voiding this Agreement.

     3.26.   NetNation Cash And Cash Equivalents. NetNation has cash and cash equivalents (the “NetNation Cash”) of at least Three Million US Dollars ($3,000,000). This balance includes amounts as collateral deposits (of approximately US$125,000 in total) for Verisign and Royal-Bank-VISA. Except for these collateral deposits there are no restrictions, liens, security interests or similar encumbrances on NetNation Cash. Except for restrictions derived from international tax laws and tax planning, there exist no restrictions whatsoever, by operation of law or contract or regulation or otherwise, other than as set forth in this Agreement, that could prevent NetNation from utilizing NetNation Cash.

     3.27.   Solvency. NetNation individually and together with its Subsidiaries on a consolidated basis (both before and after giving effect to the transactions contemplated by this Agreement) is solvent and currently NetNation has no information that would lead it to reasonably conclude that NetNation would not have, nor does it intend to take any action that would impair, its ability to pay its debts from time to time incurred in connection therewith as such debts mature.

     3.28.   Accuracy of Representations. To the Knowledge of NetNation, no covenant, representation or warranty given by NetNation and its Subsidiaries in this Agreement and no written statement or certificate furnished or to be furnished by or on behalf of NetNation and its Subsidiaries to Hostway at the Closing Time will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     3.29.   Disclosure Letter. Hostway agrees that the Disclosure Letter may contain references to the due diligence materials previously provided to Hostway, provided that the Disclosure Letter describes any matter or issue contained therein with sufficient information for Hostway to identify the matter or issue.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOSTWAY AND MERGER SUB

     Hostway and Merger Sub represent and warrant to NetNation as follows:

     4.1.   Organization, Standing And Power. Each Hostway Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than such jurisdictions where the failure so to qualify or become so licensed would not, individually or in the aggregate, create a Material Adverse Effect such Hostway Party and its Subsidiaries taken as a whole in any material respect.

     4.2.   Authority; Consent And Approvals.

     (a)     Each Hostway Party has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Hostway Party, including the affirmative vote of a majority of the outstanding shares of such Hostway Party’s common stock. This Agreement has been duly executed and delivered by each Hostway Party and, assuming that this Agreement constitutes the valid and binding agreement of NetNation, constitutes a valid and binding obligation of each Hostway Party enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (iii) any ruling or action of any Governmental Entity as set forth in Section 4.2(b).

     (b)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a Violation of (i) any provision of Hostway's Articles of Incorporation or Bylaws or the comparable documents of any of its Subsidiaries or (ii) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, permits, plans, material contracts or any other agreement, obligation, instrument, concession or license or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hostway or its Subsidiaries or any of their respective properties or assets except for such Violations which would not individually or in the aggregate, reasonably expect to result in a Material Adverse Effect on Hostway or its Subsidiaries.

     (c)     No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from a Governmental Entity is required by or with respect to Hostway, Merger Sub or any of their Subsidiaries in connection with the execution and delivery of this Agreement by the Hostway Parties or the consummation by the Hostway Parties of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws.

     4.3.   Information Supplied. None of the information supplied or to be supplied by the Hostway Parties specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of NetNation Common Stock or at the time of the NetNation Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to NetNation Shareholders’ Meeting, any event with respect to Hostway, or with respect to other information supplied by Hostway for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Hostway shall deliver to NetNation in writing a description of such event or information, and shall provide to NetNation such further written statement as may be necessary to be included in an amendment or supplement to be filed with the SEC, and as required by law, disseminated to the stockholders of NetNation.

     4.4.   Solvency. Hostway, individually and together with its Subsidiaries on a consolidated basis (both before and after giving effect to the consummation of the transactions contemplated hereunder), is able to pay its debts as such debts become due, and currently Hostway has no information that would lead it to reasonably conclude that Hostway would not have, nor does it intend to take any action that would impair its ability to pay its debts as such debts mature. As of the date of this Agreement, Hostway has a minimal amount of Ten Million Thirty Five Thousand Nine Hundred Sixty One US Dollars (US$10,035,961) in cash available in specified accounts (the account numbers and balances thereof being listed and described in Section 4.4 of the Hostway Disclosure Letter) for the purpose of consummating the transactions contemplated by this Agreement. Hostway has no present intent to use such funds for any material transaction other than consummating the transactions contemplated by this Agreement. Hostway is not dependent on financial resources from its Korean operations either to have available the cash necessary to consummate the transactions contemplated by this Agreement or to continue its North American operations substantially as presently conducted. In addition, Hostway has entered into the credit arrangements described in Section 4.4 of the Hostway Disclosure Letter (including a complete listing of all agreements, documents and instruments comprising such credit arrangements) pursuant to which Hostway shall obtain the balance of the funds needed to consummate the transactions contemplated by this Agreement. Hostway has delivered to NetNation true and correct copies of each such agreement, document and instrument. Each of the agreements, documents and instruments comprising such credit arrangement is in full force and effect and constitutes a legal, valid and binding obligation of Hostway and each other party thereto. Hostway has not received from any other party to such agreements, documents and instruments any written notice of termination or intention to terminate or not to honor the terms of such agreements, documents and instruments. Neither Hostway nor, to the Knowledge of Hostway, any other party to such agreements, documents and instruments is in violation or breach of or default under any such agreements, documents and instruments (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such agreements, documents and instruments).

     4.5.   No Vote Required. No vote of shareholders of Hostway is required by law, Hostway’s Articles of Incorporation or Bylaws or otherwise in order for Hostway and the Merger Sub to consummate the Merger and the transactions contemplated hereby.

     4.6.   Financial Statements. Hostway has delivered to NetNation its unaudited consolidated balance sheet as of December 31, 2002 and the related statements of operations, shareholders equity, cash flow and related footnotes for the year then ended and its unaudited consolidated balance sheet as of March 31, 2003 and the related statements of operations, shareholders equity, cash flow and related footnotes for the quarter then ended (the "Hostway Consolidated Financial Statements"). Except as disclosed in the Hostway Disclosure Letter, to the Knowledge of Hostway, the Hostway Consolidated Financial Statements have been prepared in accordance with US GAAP and fairly present in all material respects in accordance with applicable requirements of US GAAP the consolidated financial position of Hostway and its consolidated Subsidiaries as of December 31, 2002, and the consolidated results of their operations, changes in shareholders equity and cash flows for the year then ended and as of March 31, 2003, and the consolidated results of their operations, changes in shareholders equity and cash flows for the quarter then ended (subject to adjustments not material in scope or amount). The Hostway Consolidated

Financial Statements have been prepared by internal accountant(s) but have not been prepared, reviewed or audited by an outside accounting firm.

     4.7.   Absence of Undisclosed Liabilities. Except as reflected in Section 4.7 of the Hostway Disclosure Letter, as of March 31, 2003, neither Hostway nor any of its Subsidiaries had any liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, individually or in the aggregate, which were not shown or provided for in the Hostway Consolidated Financial Statements for the year ended December 31, 2002 or the Hostway Consolidated Financial Statements for the quarterly period ended March 31, 2003. Since March 31, 2003, neither Hostway nor any of its Subsidiaries has incurred any liabilities, absolute, accrued, contingent or otherwise, whether due or to become due except: (i) liabilities arising in the ordinary course of business consistent with past practice, which would not, individually or in the aggregate, cause a Material Adverse Effect on Hostway or its Subsidiaries; or (ii) as specifically and individually reflected in Section 4.7 of the Hostway Disclosure Letter.

     4.8.   Brokers. Each Hostway Party represents, as to itself and its affiliates, that no agent, broker, investment broker, financial advisor or other firm or person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

     4.9.   Accuracy of Representations. To the Knowledge of Hostway, no covenant, representation or warranty given by the Hostway Parties and their Subsidiaries in this Agreement and no written statement or certificate furnished or to be furnished by or on behalf of the Hostway Parties and their Subsidiaries to NetNation at the Closing Time will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     4.10.   Representations and Warranties of NetNation. As of the date of this Agreement, Hostway does not have any Knowledge that any representation or warranty given by NetNation is untrue or incorrect.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1.   Conduct Of Business By NetNation Prior To The Closing Date. During the period from the date of this Agreement to the Effective Time, each of NetNation and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in the same manner as heretofore conducted and, to the extent consistent with such businesses, use its best efforts consistent with past practice and policies to preserve the goodwill of employees, suppliers, customers, landlords, contractors, bankers, and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business substantially as it exists on the date of this Agreement. Without limiting the generality of the foregoing - however, with the exception of actions in regard to NetNation’s NASDAQ listing and its maintenance thereof - during the period from the date of this Agreement to the Effective Time of the Merger each of NetNation and its Subsidiaries shall not, without the prior written consent of Hostway, unless specifically contemplated herein or in the NetNation Disclosure Letter:

     (a)     adopt a plan of complete or partial liquidation or declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization; nonetheless, NetNation, at its sole discretion, shall have the right to execute the Consolidation as contemplated in the NetNation Disclosure Letter;

     (b)     amend its certificate or articles of incorporation or by-laws (or similar organizational documents), or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents; nonetheless, NetNation, at its sole discretion, shall have the right to amend its certificate or articles of incorporation or by-laws (or similar organizational documents) in order that it may affect the Consolidation as contemplated in the NetNation Disclosure Letter;

     (c)     pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or any other voting securities or convertible securities;

     (d)     commit or omit to do any act which act or omission would cause a material breach of any covenant contained in this Agreement;

     (e)     fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

     (f)     fail to pay, or to make adequate provision in all material respects for the payment of, all Taxes, interest payments and penalties due and payable (for all periods up to the Effective Time, including that portion of its fiscal year to and including the Effective Time) to any city, parish, state, provincial, the United States, Canada, other foreign or any other taxing authority in a manner consistent with past practice and policies;

     (g)     make any material tax election that is inconsistent with any corresponding election made on a prior return or settle or compromise any income tax liability for an amount in excess of the liability therefor that is reflected on NetNation consolidated financial statements;

     (h)     except for normal compensation increases, hirings and promotions in the ordinary course of business consistent with past practice, enter into or modify any written or oral employment, severance or similar agreement or arrangement with any director, executive officer or employee or grant any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any such person;

     (i)     acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to NetNation, except purchases of investments and other assets in the ordinary course of business consistent with past practice and for a fair and adequate consideration;

     (j)     other than in the ordinary course of business consistent with past practice, and for a fair and adequate consideration, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its other properties or assets;

     (k)     incur any indebtedness for borrowed money (except for trade payables and other similar short term credit in the ordinary course of business consistent with past practices), or guarantee any such indebtedness of another party, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another party, enter into any “keep well” or other agreement to maintain any financial condition of another party or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other party, or alter any credit terms;

     (l)     make or agree to make any new capital expenditures other than those made in the ordinary course of business and consistent with past practice and which amount to less than $25,000 individually or $100,000 in the aggregate; provided that Hostway agrees to respond to any request by NetNation to make capital expenditures in excess of these limitations within 24 hours of Hostway’s receipt of such request;

     (m)     place or suffer to exist on any of its assets or properties any Lien, other than Liens listed on NetNation Disclosure Letter, or forgive any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

     (n)     (i) adopt, amend or change any NetNation Stock Option Plan or any other benefit or stock option or stock or similar plan or arrangement, except as otherwise contemplated by Section 2.2; or (ii) grant or pay to any salaried employee or former salaried employee, officer or director of any of NetNation or its Subsidiaries any award under any NetNation discretionary or other bonus plans or under any NetNation Stock Option Plans, except with the consent of Hostway;

     (o)     fail to maintain all existing licenses, certificates of authority, qualifications and Governmental Authorizations to do business in which it is so licensed, qualified or authorized;

     (p)     fail to use reasonable best efforts consistent with past practice and policies to maintain in full force and effect, other than those that expire in accordance with their terms, all material contracts of NetNation and each of the Subsidiaries, and not permit or effect any material amendment thereof without the prior written consent of Hostway;

     (q)     fail to cause each of NetNation’s Subsidiaries to properly prepare and timely file all financial statements, reports and Tax Returns required to be filed by such Subsidiary with any Governmental Authorities with respect to the business, operations or affairs of such Subsidiary, and pay duly and fully all Taxes indicated as due on such Tax Returns, and all required filing fees;

     (r)     fail to cause all accounts for premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries, commissions and bonuses and all payments, claims or liabilities in respect of Employee Plans relating to the period after to the date of this Agreement up until Closing to be accurately reflected in the books and records of NetNation and its Subsidiaries and all remittances and withholdings in respect thereof or pursuant thereto or pursuant to the Income Tax Act (Canada) to be made in accordance with applicable laws, all in a manner consistent with past practice and policies; or

     (s)     authorize any of, or agree or commit to do any of, the foregoing actions.

     5.2.   NetNation Cash. NetNation will not place any restrictions on NetNation Cash, except for the restrictions set forth in Section 3.26 hereof.

     5.3.   No Solicitations.

     (a)     Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, NetNation and its officers and directors shall not (and it shall use its reasonable efforts to ensure that none of its employees, representatives, or agents) directly or indirectly, solicit, or take any action that could reasonably be deemed to be intended to encourage the initiation or submission of, any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of capital stock of NetNation (other than pursuant to exercise, in accordance with the terms thereof, of options outstanding under NetNation Stock Option Plans as in effect on the date hereof), whether or not in writing and whether or not delivered to the stockholders of NetNation generally (including, without limitation, by way of a tender offer) by any party other than Hostway or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of NetNation from referring any third party to this Section 5.3. Nothing contained in this Agreement shall prevent the Board of Directors of NetNation from (i) furnishing information to, or answering questions of, a third party which the Board of Director of NetNation reasonably believes has made a Superior Proposal (as defined in Section 10.3) not solicited in violation of this Agreement, provided that prior to providing information, such third party executes an agreement with confidentiality provisions substantially similar to those then in effect between Hostway and NetNation, (ii) subject to compliance with other terms of this Section 5.3, considering a proposal, which the Board of Directors reasonably believes to be a bona fide proposal that is not solicited in violation of this Agreement, (iii) withdrawing or modifying its approval or recommendation of this Agreement, and the transactions contemplated hereby in favor of a Superior Proposal, or (iv) approving or recommending a proposal that the Board of Directors of NetNation determines in good faith is a Superior Proposal. Notwithstanding any such approval or recommendation, unless this Agreement is terminated in compliance with the terms hereof (including, if applicable, payment of any Termination Fee) (i) NetNation shall not enter into any agreement with respect to the Superior Proposal and (ii) any other obligations of NetNation under this Agreement shall not be affected.

     (b)     NetNation shall immediately notify Hostway after receipt of any communication NetNation reasonably believes to be a Superior Proposal (and shall furnish Hostway a copy of any written proposal and shall keep Hostway appropriately and timely informed as to the status of any negotiations with the party furnishing any such proposal as well as the material terms and conditions of any proposal or inquiry) or any request for nonpublic information relating to NetNation in connection with a Superior Proposal.

     (c)     Nothing contained in this Section 5.3 shall prohibit NetNation from taking and disclosing to its shareholders a position required by Rule 14d-g or 14e-2(a) promulgated under the Exchange Act or from any disclosure to its shareholders required by applicable law, rule or regulation.

      5.4.   Notification; Updates to Disclosure Letter.

     (a)      From and after the date hereof until the Closing, NetNation shall promptly notify Hostway in writing of:

     (i)     the discovery by NetNation of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by NetNation in this Agreement;

     (ii)    any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by NetNation in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

     (iii)   any breach of any covenant or obligation of NetNation; and

     (iv)    any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely;

     (b)     If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) requires any change in the Disclosure Letter, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Letter were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then NetNation shall promptly deliver to Hostway an update to the Disclosure Letter specifying such change.

     (c)     No notice given pursuant to this Section shall have any immediate effect on the representations, warranties, covenants or agreements contained in this Agreement or the conditions to the obligations of the Hostway Parties under this Agreement nor shall such notice be immediately effective to cure or correct any breach of a representation, warranty or covenant which would have existed but for such notice nor shall such notice immediately limit or otherwise affect any remedies available to the Hostway Parties; provided, however, that within ten (10) business days after NetNation delivers any notice or update pursuant to this Section 5.4, the Hostway Parties must exercise any remedies available to them. If the Hostway Parties do not exercise remedies available to them within such ten (10) business day period, the

NetNation Disclosure Letter shall be deemed to have included, as of the date of this Agreement, the matters included in any such notice or update upon the expiration of such period.

ARTICLE VI
ADDITIONAL AGREEMENTS

     6.1.   Preparation of Proxy Statement; Stockholder Meeting.

     (a)     Promptly following the date of this Agreement, NetNation shall prepare the proxy statement (the “Proxy Statement”) required to be distributed to holders of NetNation Common Stock in connection with the Merger and include therein the recommendation of the Board that the stockholders of NetNation vote in favor of the approval and adoption of this Agreement. NetNation shall use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Hostway, respond promptly to any comments made by the Securities and Exchange Commission (the “SEC”) with respect to the Proxy Statement and any preliminary version thereof. Hostway will cooperate with NetNation in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to NetNation, in writing, any and all information regarding Hostway as may be required to be disclosed therein. NetNation will use best efforts to cause the Proxy Statement to be mailed to NetNation’s stockholders as promptly as practicable. NetNation shall be permitted to include in the Proxy Statement proposals and information relating to the annual meeting of NetNation, in addition to the proposals and information relating to the Merger.

     (b)     All Proxy Statement filings with the SEC and all mailings to NetNation’s stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Hostway (such approval not to be unreasonably withheld or delayed).

     (c)     NetNation will, as promptly as practicable following the date of this Agreement and in consultation with Hostway, duly call and give notice of, and, provided that this Agreement has not been terminated, convene and hold, NetNation Stockholders’ Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by the DGCL (the “NetNation Stockholders’ Meeting”). NetNation will use reasonable best efforts to hold such meeting as soon as practicable after the date hereof.

     6.2.   Contract and Regulatory Approvals. Hostway and NetNation will use (and will cause each of its Subsidiaries to use) commercially reasonable efforts to obtain as promptly as practicable (a) all approvals and consents required of any person or entity under all Contracts to which NetNation or any of its Subsidiaries is a party to consummate the transactions contemplated hereby, and (b) all approvals, authorizations and clearances of Governmental Entities required of the parties and each of their Subsidiaries to consummate the transactions contemplated hereby. Each party will, and will cause each of its Subsidiaries to, (i) provide such other information and communications to such Governmental Entities as the other party or such authorities may reasonably request, and (ii) cooperate with the other party in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities and other persons or entities required of the other party to consummate the transactions contemplated hereby.

     6.3.   Access to Information; Confidentiality.

     (a)     NetNation shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Hostway, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, employees, auditors, agents, representatives and records and, during such period, NetNation shall (and shall cause each of its Subsidiaries to) (i) furnish promptly to Hostway all other information concerning its business, properties and personnel as Hostway may reasonably request and (ii) promptly inform Hostway of every filing made pursuant to SEC requirements.

     (b)     Each of the parties hereto will hold, and will use its best efforts to cause its officers, employees, accountants, counsel and representatives (collectively its "Representatives") to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of Governmental Entities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental Entities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) known by a party or its Representatives prior to disclosure by the other party hereto, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of a party and its Representatives or (z) later acquired by a party or its Representatives from another source if such party or such Representative is not aware that such source is under an obligation to the other party to keep such documents and information confidential. Notwithstanding any provision of this Agreement to the contrary, in the event that the receiving party is required under applicable law or regulation or stock exchange rules, or in a judicial, administrative or governmental proceeding to disclose any such documents or information, the receiving party will, unless prohibited by law, provide the disclosing party with prompt written notice of such requirement and all related proceedings so that the disclosing party may seek an appropriate protective order or waive its compliance with the confidentiality provisions of this Agreement. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of a party, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all documents and information furnished by the requesting party or its Representatives, including all copies thereof, in whatever media in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the delivering party or its Representatives. Upon the written request of the disclosing party, the receiving party’s authorized representative shall provide a written certification that it has complied with the provisions of the preceding sentence. The return of any such documents and information will not relieve the receiving party of its obligation to maintain the confidentiality of such documents and information.

     6.4.   Fees and Expenses. Except as otherwise provided in this Section 6.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Hostway acknowledges and agrees that NetNation may pay its costs and expenses, including those for its outside counsel and auditors, directors and officers run-off insurance, as well as those in connection with obtaining a Fairness Opinion, using the NetNation Cash, subject to maintaining enough NetNation Cash to satisfy Section 7.2(d). Within 10 days after determining that it has received a satisfactory Fairness Opinion, NetNation shall apply to purchase directors and officers run-off insurance with coverage equivalent to the coverage in effect on the execution of this Agreement, with such run-off insurance to provide coverage for a period of six years commencing from the Effective Time.

     6.5.   Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, except as otherwise expressly contemplated hereby, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, as applicable, to NetNation Stockholder Approval.

     6.6.   Public Announcements. The parties hereto will consult with each other regarding any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange (which includes the NASDAQ SmallCap Market), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties hereto shall also consult with each other before engaging in any communications with any rating agency with respect to this Agreement or the transactions contemplated hereby.

     6.7.   Cooperation. From the date hereof until the Effective Time, the parties agree to work together to coordinate all aspects of transition planning and the integration of the businesses of Hostway and its Subsidiaries with the businesses of NetNation and its Subsidiaries from and after the Effective Time. In this regard, the parties agree, among other things, (i) to create a dedicated transition team, including consultation between the parties to identify the appropriate officers and employees of each of NetNation and Hostway who will be members of such team, to plan and prepare for the integration of the business and other matters following the Merger and preparing for the execution of any such plans, (ii) to jointly develop any employee, agent, policyholder or other communications relating to such plans and the Merger, (iii) to discuss and consult with respect to investment management activities, (iv) to jointly consider information processing systems updates and technology integration issues and to plan and prepare for an agreed-upon resolution of such issues following the Merger and (v) to take such actions as are necessary or appropriate to promote and implement the integration plan, subject to applicable law.

     6.8.   Disclosure Letters. Each of NetNation and Hostway may prepare a letter containing exceptions to the representations and warranties made by them which identifies by section number the section and subsection to which such disclosure relates and is delivered concurrently with the execution of this Agreement (a “Disclosure Letter”). Disclosure of any information or document in a Disclosure Letter is not a statement or admission that it is material or required to be disclosed therein. References to any document do not purport to be complete and are qualified in their entirety by the document itself which has been or will be provided to the party receiving the Disclosure Letter. In addition, a Disclosure Letter may contain specified exceptions permitting a party to deviate from the strict terms of a covenant or agreement contained in the Agreement. Capitalized terms used but not defined in the Disclosure Letters shall have the same meanings given them in this Agreement.

     6.9.   Officers and Directors. Hostway agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers, directors and employees of NetNation or any of its Subsidiaries (collectively, the "Indemnified Parties") with respect to actions taken in their capacities as officers, directors and employees prior to the Effective Time as provided in NetNation's Certificate of Incorporation, Bylaws or implementing resolutions, employment agreements and indemnification agreements (any such resolutions or agreements shall be specifically described in Section 6.9 of the NetNation Disclosure Letter in order to be covered by this Section 6.9) shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time and shall be and hereby are guaranteed by Hostway and that NetNation's former and present officers and directors shall be provided by the Surviving Corporation and Hostway, for acts or omissions through the Effective Time or their resignation, with the same level of indemnification as currently exists for NetNation's officers and directors. This Section 6.9 shall survive the consummation of the Merger at the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Hostway and the Surviving Corporation and their respective successors and assigns. The preceding obligations under this Section 6.9 shall be enforceable only to the extent that insurance does not satisfy the liabilities of the Indemnified Parties. Hostway shall provide/maintain employment to each of the Executive Officers as set forth in Section 6.9 of the NetNation Disclosure Letter. If Hostway fails adhere to the terms as set forth in Section 6.9 of the NetNation Disclosure Letter then Hostway shall pay the severance and/or penalty in the amounts specified in Section 6.9 of the NetNation Disclosure Letter.

ARTICLE VII
CONDITIONS PRECEDENT

     7.1.   Conditions to Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a)     NetNation Stockholder Approval. The Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of NetNation Common Stock entitled to vote thereon.

     (b)     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use reasonable best efforts to have any such decree, ruling, injunction or order vacated.

     (c)     No Litigation. There shall not be pending or, to NetNation’s or Hostway’s Knowledge, threatened, any action, suit, investigation, or other proceeding by any Governmental Entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

     (d)     Governmental and Regulatory Consents. All required actions, consents, approvals, filings and notices shall have been taken, made or obtained; provided, however, that such consents or approvals shall be in full force and effect at the Effective Time and shall not obligate Hostway to agree to take any action which would have a material adverse effect on the expected benefits to Hostway of the transactions contemplated hereby. There shall not be pending, or to NetNation's or Hostway's Knowledge, threatened, any actions, suit, investigation or other proceeding by any Governmental Entity to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

     7.2.   Conditions to Obligations of Hostway. The obligations of Hostway to effect the Merger are further subject to the satisfaction or waiver following conditions:

     (a)     Representations and Warranties. The representations and warranties of NetNation made in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; provided that the preceding condition shall be deemed satisfied unless the aggregate adverse effect of the failure of the representations and warranties to be true and correct, according to the standards set forth therein, exceeds $200,000. NetNation shall have delivered to Hostway a certificate dated as of the Closing Date and executed on behalf of NetNation by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (b)     Performance of Obligations of NetNation. NetNation shall have performed and complied with, in all material respects, all agreements and covenants required to be performed and complied with by NetNation under this Agreement at or prior to the Closing Date. NetNation shall have delivered to Hostway a certificate dated as of the Closing Date and executed on behalf of NetNation by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (c)     No Material Adverse Change. There shall not have occurred or arisen after the date hereof, and prior to the Effective Time any change, event (including without limitation any damage, destruction or loss, whether or not covered by insurance), condition (financial or otherwise), or state of facts with respect to NetNation or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on NetNation or any of its Subsidiaries.

     (d)     NetNation Cash. NetNation Cash shall be at least Three Million US Dollars ($3,000,000).

     (e)     Option Agreements. [Intentionally omitted]

     (f)     Opinion of Counsel. Hostway shall have received the opinion of QED Law Group, P.L.L.C. (Seattle, Washington, USA), counsel to NetNation, dated as of the Closing Date, substantially in the form and to the effect of Exhibit A hereof.

     (g)     Dissenters Rights. Holders of not more than fifteen percent (15%) of NetNation Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected dissenters’ or appraisal rights with respect to the Merger.

     (h)     Resignations. Hostway shall have received the resignations required pursuant to Section 1.4(c).

     (i)     NetNation Common Stock. The number of shares of NetNation Common Stock as of the Closing Date shall not exceed the number of issued and outstanding shares as of the date of this Agreement (as specified in Section 3.2) by more than 38,015 pre-Consolidation shares .

     (j)     Employees. NetNation shall have delivered to Hostway a complete and accurate list, as of the Closing Date, of the length of hire, title or classification, full or part-time status and the rate of salary or hourly pay, and commission or bonus entitlements (if any) and notice or applicable severance for all employees of NetNation or its Subsidiaries..

     7.3.   Conditions to Obligations of NetNation. The obligation of NetNation to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

     (a)     Representations and Warranties. The representations and warranties of the Hostway Parties made in this Agreement which are not qualified as to materiality shall have been true and correct as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Hostway Parties made in the Agreement which are qualified as to materiality shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date in each case. Each Hostway Party shall have delivered to NetNation a certificate dated as of the Closing Date and executed on behalf of such party by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (b)     Performance of Obligations of Hostway. Hostway shall have performed and complied with, in all material respects, all agreements and covenants required to be performed and complied with by Hostway under this Agreement at or prior to the Closing Date. Hostway shall have delivered to NetNation a certificate dated as of the Closing Date and executed on behalf of Hostway by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (c)     Opinion of Counsel. NetNation shall have received the opinion of Piper Rudnick, counsel to Hostway and Merger Sub, dated as of the Closing Date, substantially in the form and to the effect of Exhibit B hereto.

     (d)     Availability of Cash for the Exchange Fund. Prior to the NetNation Stockholders' Meeting, NetNation shall have received from Hostway evidence confirming that the Initial Deposit required under Section 2.4 has been made with the Exchange Agent. Such documentation shall be in the form of a certification to NetNation by the Exchange Agent confirming the amount of cash it holds in the Exchange Fund for the benefit of NetNation Stockholders.

     (e)     Fairness Opinion. The Board of Directors of NetNation shall have received a satisfactory Fairness Opinion.

     (f)     Directors and Officers Run-off Insurance. Provided that NetNation shall have applied for directors and officers run-off insurance pursuant to Section 6.4, the insurer shall have agreed to be bound to provide such coverage for a period of six years commencing from the Effective Time.

ARTICLE VIII
TERMINATION AND AMENDMENT

     8.1.   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NetNation:

     (a)     by mutual written consent of NetNation and Hostway;

     (b)     by either NetNation or Hostway, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

     (c)     by either NetNation or Hostway, if the Merger shall not have been consummated on or before August 31, 2003 (the “Termination Date”). The Termination Date shall be extended by two (2) month if the Securities and Exchange Commission decides to review the Proxy Statement and can otherwise be extended by a mutual written consent.

     (d)     by either Hostway or NetNation, if at the duly held meeting of the stockholders of NetNation (including any adjournment thereof) held for the purpose of voting on the Merger (the “Stockholder Meeting”), this Agreement and the consummation of the transactions contemplated hereby, the holders of at least a majority of the outstanding shares of NetNation Common Stock shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby;

     (e)     by Hostway, if, prior to NetNation Stockholder Meeting, the Board of Directors of NetNation shall have failed to give or shall have withdrawn or adversely modified in any material respect, or taken a public position materially inconsistent with, its approval of the Merger or this Agreement;

     (f)     by either Hostway or NetNation, if, prior to NetNation Stockholder Meeting the Board of Directors, in compliance with Section 5.4 hereof, shall have determined to enter into an agreement with respect to, or recommend, a Superior Proposal;

     (g)     by NetNation, if, immediately prior to the commencement of the NetNation Stockholders' Meeting, Hostway fails to deposit with the Exchange Agent the Initial Deposit and provide evidence confirming that the Initial Deposit has been made with the Exchange Agent. Such evidence shall be in the form of a certification to NetNation by the Exchange Agent confirming the amount of cash it holds in the Exchange Fund for the benefit of NetNation Stockholders;

     (h)     by NetNation, if the NetNation Board of Directors shall not have received a fairness opinion satisfactory to it in its sole and absolute discretion, provided that Hostway shall have five (5) business days following notice of an unsatisfactory fairness opinion in which to propose additional terms to this Agreement;

     (i)     by Hostway (provided that Hostway is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), upon a breach of any representation or warranty of NetNation, or in the event NetNation fails to comply in any respect with any of its covenants and agreements, or if any representation or warranty of NetNation shall be or become untrue, in each case, where such breach, failure to so comply or untruth (either individually or in the aggregate with all other such breaches, failures to comply or untruths) would cause one or more of the conditions set forth in Sections 7.1(a), 7.2(a) or 7.2(b) to be incapable of being satisfied as of a date within thirty (30) days after the occurrence thereof, provided that a willful breach by NetNation shall be deemed to cause such conditions to be incapable of being satisfied by such date;

     (j)     by NetNation (provided that NetNation is not then in material breach of any representations, warranty, covenant or agreement contained in this Agreement), upon a breach of any representation or warranty of Hostway, or in the event Hostway fails to comply in any respect with any of its covenants or agreements, or if any representation or warranty of Hostway shall be or become untrue, in each case, where such breach, failure to so comply or untruth (either individually or in the aggregate with all other such breaches, failures to comply or untruths) would cause one or more of the conditions set forth in Sections 7.3(a) or 7.3(b) to be incapable of being satisfied as of a date within thirty (30) days after the occurrence thereof, provided that a willful breach by Hostway shall be deemed to cause such conditions to be incapable of being satisfied by such date;

     (k)     by either Hostway or NetNation, upon payment of the Termination Fee.

     Where action is taken to terminate this Agreement pursuant to Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the shareholders of such party.

     8.2        Effect of Termination. If this Agreement is validly terminated by either NetNation or Hostway pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either NetNation or Hostway (or any of their respective Subsidiaries or affiliates), except that (i) the provisions of Section 6.3(b), Section 6.4, Section 8.2, Section 8.3, Article IX and Sections 10.8 through 10.15 will continue to apply following any such termination, and (ii) nothing contained herein shall relieve any party hereto, from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

      8.3.   Termination Fee.

     (a)     NetNation agrees to promptly pay Hostway (provided that Hostway is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), by wire transfer, the sum of the Termination Fee (as defined in Section 8.3(c)) in immediately available funds in the event that: (i) Hostway shall have terminated this Agreement pursuant to Section 8.1(e) and, within five (5) months after such termination, NetNation consummates a Superior Proposal or enters into an agreement (including, without limitation, any agreement in principle or any oral agreement) with respect to a Superior Proposal; (ii) Hostway or NetNation shall have terminated this Agreement pursuant to Section 8.1(f); or (iii) NetNation shall have terminated this Agreement pursuant to Section 8.1(k).

     (b)     Hostway agrees to promptly pay NetNation (provided that NetNation is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), by wire transfer, the sum of the Termination Fee (as defined in Section 8.3(c)) in immediately available funds in the event that NetNation shall have terminated this Agreement pursuant to Section 8.1(g); or (ii) Hostway shall have terminated this Agreement pursuant to Section 8.1(k).

     (c)     “Termination Fee” means the sum of Three Hundred Thousand US Dollars (US$300,000.00).

Any amounts due under this Section 8.3 that are not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the date due through and including the date paid. The Termination Fee shall be payable solely under the circumstances set forth in this Section and shall not be payable under any other circumstances.

     8.4   Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of NetNation, but after any such shareholder approval, no amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may be amended, modified or supplemented only by written agreement of Hostway and NetNation at any time prior to the Effective Time of the Merger.

     8.5.   Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX
INDEMNIFICATION

     9.1.   Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the Merger, except for (a) the agreements contained in Article II and in Sections 4.4, 4.7, 6.3(b), 6.4 and 6.9, and (b) the agreements delivered pursuant to this Agreement (which specifically include the “Certification and Indemnification” statements delivered to Hostway by David Talmor and Joseph Kibur as of the date hereof). Nothing contained herein constitutes a waiver of remedies based on fraud that is directed at Hostway.

ARTICLE X
GENERAL PROVISIONS

     10.1.   Knowledge. “Knowledge” means, with respect to a referenced party, all information or facts that persons specified as the Primary Knowledge Group in Section 10.1 of such party’s Disclosure Schedule actually and presently know with respect to the statement, representation or warranty made by the party, after having made a good faith effort to ascertain the fact or question pursuant to inquiry directed to persons specified as the Inquiry Group in Section 10.1 of such party’s Disclosure Letter; provided that each party represents and warrants that the Inquiry Group of such party includes key persons who would be reasonably likely to have information concerning the existence of such fact or matter.

     10.2.   Material Adverse Effect. In this Agreement, the term “Material Adverse Effect” shall mean, with respect to any specified party to this Agreement, any event, change, condition, fact or effect which results in, or could reasonably be expected to result in, a material adverse effect (other than a material adverse effect resulting from (a) changes in general economic, political or regulatory conditions, or (b) changes attributable to the announcement or pendency of the Merger, or other transactions contemplated thereby) on (i) the business, assets, results of operations, or financial condition of such party or its Subsidiaries (taken as a whole), (ii) the ability of any such party or any of its Subsidiaries to conduct any material aspect of its business, or (iii) the ability of such party to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. A decline in the price of NetNation Common Stock, as quoted on the NASDAQ, shall not constitute a Material Adverse Effect.

     10.3.   Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party, directly or indirectly, to acquire NetNation and its Subsidiaries pursuant to a tender or exchange offer, a merger, a sale of all or any significant portion of its assets or otherwise, on terms which the Board of Directors of NetNation reasonably believes, after consulting with appropriate professional advisors, including, without limitation, legal counsel, (i) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed in writing by Hostway and (ii) to be more favorable to

NetNation than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of NetNation under the laws of the State of Delaware; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

     10.4.   Damages. In this Agreement, the term “Damages” shall mean any loss, damage or expense (including without limitation, interest, penalties, and reasonable attorneys’, accountants’ and experts’ fees and reasonable cost of investigation incurred as a result thereof), amounts paid in settlement or diminution in value, in any case in respect of any sort of claim (including third party claim), actions, causes of action or judgments; provided, however, that the term Damages shall specifically exclude any Taxes for which any party hereto or other Hostway Party may become liable as a result of the consummation of the transactions contemplated hereby.

     10.5.   Assuming Obligations. In any case in which Merger Sub and/or Surviving Corporation will not assume, or will not be able to assume, its/their obligations under this Agreement, toward NetNation or toward any authority or governmental entity, Hostway will immediately assume in full, and will be responsible for, the obligations and liabilities of Merger Sub and/or Surviving Corporation.

     10.6.   Independent Advice. Each party to this Agreement has sought its own advice in regards to legal, accounting and tax matters, or otherwise, and is not relying on the other party or on the advice given to the other party by its advisors.

     10.7.   NASDAQ De-listing, Consolidation (Reverse-Split) and Quoted Price.

     (a)     Hostway hereby declares and agrees that NASDAQ’s de-listing of NetNation will not constitute a Material Adverse Effect and will not be deemed a breach of any representation, warranty, covenant or agreement of NetNation under this Agreement.

     (b)     Hostway hereby declares and agrees that in the event NetNation elects to execute the Consolidation (reverse split) and subsequent to such action the price of NetNation Common Stock, as quoted on the NASDAQ, experiences a material decline on a pre-Consolidation basis, such decline in price will not constitute a Material Adverse Effect and will not be deemed a breach of any representation, warranty, covenant or agreement of NetNation under this Agreement.

     10.8.   Currency. All dollar amounts set forth in this Agreement are express in terms of U.S. Dollars.

     10.9.   Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed to be duly given (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) on the date of delivery if sent by a nationally recognized overnight express courier, or (iv) upon written confirmation of receipt by the recipient of such notice if by facsimile. Any such notice or communication shall be provided to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

(a) if to Hostway, to:	Hostway Corporation
1 North State Street
Chicago, Illinois 60602
Attn: Lucas Roh, President
Telephone: (312) 236-2125
Telecopy: (312) 236-1958

with a copy (which shall	Piper Rudnick
not constitute notice) to:	203 N. LaSalle Street
Chicago, Illinois 60601
Attn: Allen J. Ginsburg
Amy Cheng Ware
Telephone: (312) 368-4000
Telecopy: (312) 236-7516

(b) if to NetNation, to:	NetNation Communications, Inc.
555 W. Hastings Street, 14th Floor
Vancouver, British Columbia V6B 4N6
Canada
Attn: David Talmor
Telephone: (604) 688-8946
Telecopy: (604) 647-4946

with a copy (which shall	QED Law Group, P.L.L.C.
not constitute notice) to:	1000 Second Avenue, Suite 1700
Seattle, Washington 98104
Attn: Shea Wilson
Telephone: (206) 973-5900
Telecopy: (206) 973-5925

     10.10.   Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available (including by publicly available filings with the SEC) if requested by the party to whom such information is to be made available.

     10.11.   Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signature, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.12.   Entire Agreement; No Third Party Beneficiaries; Rights Of Ownership. This Agreement (and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Article II and Section 6.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      10.13.    Governing Law.

(a)
Subject to 10.13(b), this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Subject to 10.13(b), each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Subject to 10.13(b), each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid to it at its address for notice specified in Section 10.2.

(b)	Any and all matters involving the Exchange Agent and/or the Exchange Fund shall be governed and construed in accordance with the laws of the Province of British Columbia, without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Province of British Columbia (the “British Columbia Courts”) for any litigation arising out of or relating to the Exchange Agent and/or the Exchange Fund (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the British Columbia Courts and agrees not to plead or claim in any British Columbia Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid to it at its address for notice specified in Section 10.2.

      10.14.   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, such consent not to be unreasonably withheld and any such assignment that is not consented to shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      10.15.    No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party by virtue of this Agreement will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

      10.16.    Historical Reference Hostway Parties agree that as long as the name of “NetNation” is retained, then, any reference to the history and/or evolution of NetNation (such as in the “About Us” section of a corporate website) must indicate that David Talmor and Joseph Kibur were the founders of NetNation.

      10.17    Right to Use E-mail Address Hostway Parties agree that as long as the name of “NetNation” is retained, then, David Talmor and Joseph Kibur shall have a perpetual right to use their e-mail addresses, talmor@netnation.com and kibur@netnation.com, respectively, free of charge.

[The remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement, on the date first written above, to be signed by their respective officers, hereunto duly authorized.

HOSTWAY CORPORATION

By:_____________________________________________
Its: ___________________________________________

NETNATION COMMUNICATIONS, INC.

By:_____________________________________________
Its: ___________________________________________

HOSTWAY ACQUISITION CORP.

By:_____________________________________________
Its: ___________________________________________

APPENDIX B

DAVID TALMOR VOTING AGREEMENT

VOTING AGREEMENT

               THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2003 by and among Hostway Corporation, an Illinois corporation (“Hostway”) and David Talmor, an individual residing in British Columbia (the “Stockholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (defined below).

RECITALS

               WHEREAS, it is proposed that Hostway, Hostway Acquisition Corp., a Delaware corporation wholly-owned by Hostway (the “Merger Sub”) and NetNation Communications, Inc., a Delaware corporation (the “Company”), enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”); and

               WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”), the Company will be the surviving corporation of such merger (the “Surviving Corporation”) and the Surviving Corporation will become a wholly-owned subsidiary of Hostway; and

               WHEREAS, the Stockholder is the record and beneficial holder of that certain number of shares of common stock, par value $0.0001 per share (“Owned Common Stock”), of the Company as indicated on the signature page of such Stockholder attached hereto.

               WHEREAS, Hostway and the Stockholder desire to make such shares, together with any other shares of Owned Common Stock acquired by the Stockholder after the date hereof and during the term of this Agreement (collectively, the “Shares”), subject to the terms of this Agreement; and

               WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Hostway has requested that the Stockholder enter into this Agreement and, accordingly, the Stockholder is entering into this Agreement.

               NOW, THEREFORE, in consideration of the execution and delivery by Hostway of the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1.          Agreement to Vote Shares.

               (a)         As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) termination of the Merger Agreement in accordance with the terms thereof. Prior to the Expiration Date, at every meeting of the stockholders of the Company at which the Merger or the Merger Agreement is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of the Company or in any other circumstances in which a vote, consent or other approval is sought with respect thereto, the Stockholder shall vote the Shares in

B – 1

favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby.

               (b)         Prior to the Expiration Date, at every meeting of the stockholders of the Company, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of the Company or in any other circumstances in which a vote, consent or other approval is sought with respect thereto, the Stockholder shall vote Shares against approval of (i) any Acquisition Proposal (as defined in Section 2(d)), (ii) any action or agreement that would result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement, and (iii) any other proposal or transaction which is intended to impede, frustrate, prevent, delay or nullify (A) the consummation of the Merger or (B) any of the transactions contemplated by this Agreement or the Merger Agreement.

               (c)         Prior to the Expiration Date, the Stockholder shall be present, in person or by proxy at all meetings of stockholders of the Company at which any matter referred to in this Section 1 is to be voted or acted upon so that all of the Shares are counted for the purpose of determining the presence of a quorum and are voted in accordance with the provisions hereof.

               Notwithstanding the foregoing clauses (a) through (c), Stockholder shall not be required to perform or discharge his obligations set forth in this Agreement and shall have no liability whatsoever to Hostway hereunder following termination of the Merger Agreement in accordance with the terms thereof.

               2.          Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to Hostway as follows:

               (a)         The Stockholder is the sole record and beneficial owner of the Owned Common Stock and has sole voting or investment authority, and sole authority to demand or exercise dissenter's or appraisal rights, with respect to the Owned Common Stock. The Shares are free and clear of any liens, claims, options, charges, restrictions, voting agreements, voting trusts or other encumbrances of any kind. The Stockholder’s address is accurately set forth on the Stockholder's personal information letter of even date herewith.

               (b)         Prior to the Expiration Date, the Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case Stockholder shall use his reasonable best efforts to cause any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Owned Common Stock, or to make any offer or agreement relating thereto.

               (c)         The Stockholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the Stockholder’s obligations hereunder will not, violate or conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, any note, bond, mortgage, indenture, trust, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are or will be bound or affected that would result in the creation of any lien or encumbrance on any Shares that would prevent Stockholder from performing or discharging his obligations set forth in Section 1. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the Stockholder’s obligations hereunder will not, result in a violation of any law or regulation applicable to the Stockholder.

               (d)         Except as provided in this paragraph, until the Expiration Date, the Stockholder will not, and will use his reasonable best efforts to cause his affiliates, the Company, any of its officers, directors, employees, representatives, agents or other persons, and any investment banker, attorney, accountant or other agent retained by the Stockholder, not to: (i) solicit or encourage the initiation or submission of any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of capital stock of the Company, whether or not in writing and whether or not delivered to the stockholders of the Company generally (including, without limitation, by way of a tender offer) by any party other than Hostway or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish nonpublic information concerning the Company’s business, properties or assets to any corporation, partnership, person or other entity or group (other than Hostway, or any associate, agent or representative of Hostway) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, the Stockholder shall promptly inform Hostway as to any such matter and the details thereof. Nothing contained in this Agreement shall prevent the Stockholder from (i) furnishing information to, or answering questions of, a third party which the Board of Directors of NetNation reasonably believes has made a Superior Proposal not solicited in violation of the Merger Agreement, provided that prior to providing information, such third party executes an agreement with confidentiality provisions substantially similar to those then in effect between NetNation and Hostway, (ii) considering a proposal, which the Board of Directors of NetNation reasonably believes to be a bona fide proposal, that is a Superior Proposal not solicited in violation of this Agreement, (iii) participating in the withdrawal or modification of the Board of Directors’ approval or recommendation of the Merger Agreement, and the transactions contemplated thereby in favor of a Superior Proposal, or (iv) participating in approving or recommending a proposal that the Board of Directors of NetNation reasonably believes is a Superior Proposal.

               (e)         The Stockholder understands and agrees that if the Stockholder attempts to vote or provide any other person with the authority to vote any Owned Common Stock held by the Stockholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, the Company shall not, and the Stockholder hereby unconditionally and irrevocably instructs the Company to not, record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

               (f)         The Stockholder hereby irrevocably waives and agrees not to exercise prior to the Expiration Date any dissenter’s rights or rights of appraisal that the Stockholder may have with respect to the Owned Common Stock.

               3.          Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary, to carry out the purpose and intent of this Agreement.

               4.          Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

               5.          Confidentiality. The Stockholder agrees to be personally bound by the confidentiality restrictions set forth in Section 6.3 of the Merger Agreement.

               6.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               7.          Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, estates, successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. All references to the Stockholder’s Shares shall be deemed to include shares of capital stock of the Company held or controlled by such Stockholder in any capacity.

               8.          Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party hereto unless it shall be in writing and signed by such party.

               9.          Remedy.

               (a)         Subject to Section 9(b), Hostway acknowledges that its remedies at law hereunder shall be limited in amount to the Amount of Maximum Liability under the “Certification and Indemnification” statement delivered to Hostway by Stockholder (and shall be applied against such Amount of Maximum Liability thereunder). It is agreed that, in addition to the limited legal remedies that may be available to Hostway upon any such violation, Hostway shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Hostway in equity, and the Stockholder hereby waives the defense that there is an adequate remedy at law in connection with such enforcement.

               (b)         If, as a result of Stockholder voting in a manner that breaches Stockholder’s obligations under Sections 1(a) through (c), Hostway is not able to consummate the Merger, and if the Company has not paid Hostway the Termination Fee (as defined in the Merger Agreement), Stockholder will be obligated to immediately pay Hostway liquidated damages (which, upon payment, shall be deemed to modify the Amount of Maximum Liability (as defined in the Certification and Indemnification Statement) and satisfy such Amount of Maximum Liability in its entirety) in an amount equal to Three Hundred Thousand Dollars ($300,000.00); provided, however, if Mr. Joseph Kibur also similarly breaches that certain Voting Agreement of even date herewith with Hostway, Stockholder’s amount of damages will be One Hundred Fifty Thousand Dollars ($150,000.00). If Hostway subsequently becomes entitled to a Termination Fee from the Company after Stockholder has made a payment pursuant to this Section 9(b), Hostway hereby assigns to Stockholder its right to such Termination Fee to the extent of the payments to Hostway made by Stockholder under this Section 9(b).

               10.         Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier (providing proof of delivery) to Hostway at the address set forth in Section 10.3 of the Merger Agreement, and to the Stockholder at the address set forth on such Stockholder’s personal information letter of even date herewith, or to such other address as any party hereto may designate for itself by notice given as herein provided.

               11.         Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware state court (in law or equity) having subject matter jurisdiction over the subject matter hereof, and each of the parties hereto consents and agrees to personal jurisdiction and waives any objection as to the venue of such courts for purposes of such action.

               12.         Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

               13.         Counterparts. This Agreement may be executed in multiple counterparts and by delivery of facsimile signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.

               14.         Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

               IN WITNESS WHEREOF, the Hostway has caused this Agreement to be executed as of the date first above written.

HOSTWAY CORPORATION: By:_________________________________________ Its: _______________________________________

STOCKHOLDER COUNTERPART SIGNATURE PAGE

               IN WITNESS WHEREOF, the undersigned Stockholder has caused this Agreement to be executed as of the date first above written.

______________________________________
David Talmor

Total number of Shares owned on the date hereof:

Shares:                                     1,248,244

Total number of Company Stock Options owned on the date hereof and to be exercised in accordance with the terms hereof:

Company Stock Options:                      0

APPENDIX C

JOSEPH KIBUR VOTING AGREEMENT

VOTING AGREEMENT

               THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2003 by and among Hostway Corporation, an Illinois corporation (“Hostway”) and Joseph Kibur, an individual residing in British Columbia (the “Stockholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (defined below).

RECITALS

               WHEREAS, it is proposed that Hostway, Hostway Acquisition Corp., a Delaware corporation wholly-owned by Hostway (the “Merger Sub”) and NetNation Communications, Inc., a Delaware corporation (the “Company”), enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"); and

               WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into the Company (the "Merger"), the Company will be the surviving corporation of such merger (the "Surviving Corporation") and the Surviving Corporation will become a wholly-owned subsidiary of Hostway; and

               WHEREAS, the Stockholder is the record and beneficial holder of that certain number of shares of common stock, par value $0.0001 per share ("Owned Common Stock"), of the Company as indicated on the signature page of such Stockholder attached hereto.

               WHEREAS, Hostway and the Stockholder desire to make such shares, together with any other shares of Owned Common Stock acquired by the Stockholder after the date hereof and during the term of this Agreement (collectively, the “Shares”), subject to the terms of this Agreement; and

               WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Hostway has requested that the Stockholder enter into this Agreement and, accordingly, the Stockholder is entering into this Agreement.

               NOW, THEREFORE, in consideration of the execution and delivery by Hostway of the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1.          Agreement to Vote Shares.

               (a)         As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) termination of the Merger Agreement in accordance with the terms thereof. Prior to the Expiration Date, at every meeting of the stockholders of the Company at which the Merger or the Merger Agreement is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of the Company or in any other circumstances in which a vote, consent or other approval is sought with respect thereto, the Stockholder shall vote the Shares in

C – 1

favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby.

               (b)         Prior to the Expiration Date, at every meeting of the stockholders of the Company, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of the Company or in any other circumstances in which a vote, consent or other approval is sought with respect thereto, the Stockholder shall vote Shares against approval of (i) any Acquisition Proposal (as defined in Section 2(d)), (ii) any action or agreement that would result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement, and (iii) any other proposal or transaction which is intended to impede, frustrate, prevent, delay or nullify (A) the consummation of the Merger or (B) any of the transactions contemplated by this Agreement or the Merger Agreement.

               (c)         Prior to the Expiration Date, the Stockholder shall be present, in person or by proxy at all meetings of stockholders of the Company at which any matter referred to in this Section 1 is to be voted or acted upon so that all of the Shares are counted for the purpose of determining the presence of a quorum and are voted in accordance with the provisions hereof.

               Notwithstanding the foregoing clauses (a) through (c), Stockholder shall not be required to perform or discharge his obligations set forth in this Agreement and shall have no liability whatsoever to Hostway hereunder following termination of the Merger Agreement in accordance with the terms thereof.

               2.          Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to Hostway as follows:

               (a)         The Stockholder is the sole record and beneficial owner of the Owned Common Stock and has sole voting or investment authority, and sole authority to demand or exercise dissenter's or appraisal rights, with respect to the Owned Common Stock. The Shares are free and clear of any liens, claims, options, charges, restrictions, voting agreements, voting trusts or other encumbrances of any kind. The Stockholder’s address is accurately set forth on the Stockholder's personal information letter of even date herewith.

               (b)         Prior to the Expiration Date, the Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case Stockholder shall use his reasonable best efforts to cause any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Owned Common Stock, or to make any offer or agreement relating thereto.

               (c)         The Stockholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the Stockholder’s obligations hereunder will not, violate or conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, any note, bond, mortgage, indenture, trust, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are or will be bound or affected that would result in the creation of any lien or encumbrance on any Shares that would prevent Stockholder from performing or discharging his obligations set forth in Section 1. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the Stockholder’s obligations hereunder will not, result in a violation of any law or regulation applicable to the Stockholder.

               (d)         Except as provided in this paragraph, until the Expiration Date, the Stockholder will not, and will use his reasonable best efforts to cause his affiliates, the Company, any of its officers, directors, employees, representatives, agents or other persons, and any investment banker, attorney, accountant or other agent retained by the Stockholder, not to: (i) solicit or encourage the initiation or submission of any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of capital stock of the Company, whether or not in writing and whether or not delivered to the stockholders of the Company generally (including, without limitation, by way of a tender offer) by any party other than Hostway or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish nonpublic information concerning the Company’s business, properties or assets to any corporation, partnership, person or other entity or group (other than Hostway, or any associate, agent or representative of Hostway) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, the Stockholder shall promptly inform Hostway as to any such matter and the details thereof. Nothing contained in this Agreement shall prevent the Stockholder from (i) furnishing information to, or answering questions of, a third party which the Board of Directors of NetNation reasonably believes has made a Superior Proposal not solicited in violation of the Merger Agreement, provided that prior to providing information, such third party executes an agreement with confidentiality provisions substantially similar to those then in effect between NetNation and Hostway, (ii) considering a proposal, which the Board of Directors of NetNation reasonably believes to be a bona fide proposal, that is a Superior Proposal not solicited in violation of this Agreement, (iii) participating in the withdrawal or modification of the Board of Directors’ approval or recommendation of the Merger Agreement, and the transactions contemplated thereby in favor of a Superior Proposal, or (iv) participating in approving or recommending a proposal that the Board of Directors of NetNation reasonably believes is a Superior Proposal.

               (e)         The Stockholder understands and agrees that if the Stockholder attempts to vote or provide any other person with the authority to vote any Owned Common Stock held by the Stockholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, the Company shall not, and the Stockholder hereby unconditionally and irrevocably instructs the Company to not, record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

               (f)         The Stockholder hereby irrevocably waives and agrees not to exercise prior to the Expiration Date any dissenter’s rights or rights of appraisal that the Stockholder may have with respect to the Owned Common Stock.

               3.          Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary, to carry out the purpose and intent of this Agreement.

               4.          Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

               5.          Confidentiality. The Stockholder agrees to be personally bound by the confidentiality restrictions set forth in Section 6.3 of the Merger Agreement.

               6.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               7.          Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, estates, successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. All references to the Stockholder’s Shares shall be deemed to include shares of capital stock of the Company held or controlled by such Stockholder in any capacity.

               8.          Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party hereto unless it shall be in writing and signed by such party.

               9.          Remedy.

               (a)         Subject to Section 9(b), Hostway acknowledges that its remedies at law hereunder shall be limited in amount to the Amount of Maximum Liability under the “Certification and Indemnification” statement delivered to Hostway by Stockholder (and shall be applied against such Amount of Maximum Liability thereunder). It is agreed that, in addition to the limited legal remedies that may be available to Hostway upon any such violation, Hostway shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Hostway in equity, and the Stockholder hereby waives the defense that there is an adequate remedy at law in connection with such enforcement.

               (b)         If, as a result of Stockholder voting in a manner that breaches Stockholder’s obligations under Sections 1(a) through (c), Hostway is not able to consummate the Merger, and if the Company has not paid Hostway the Termination Fee (as defined in the Merger Agreement), Stockholder will be obligated to immediately pay Hostway liquidated damages (which, upon payment, shall be deemed to modify the Amount of Maximum Liability (as defined in the Certification and Indemnification Statement) and satisfy such Amount of Maximum Liability in its entirety) in an amount equal to Three Hundred Thousand Dollars ($300,000.00); provided, however, if Mr. Joseph Kibur also similarly breaches that certain Voting Agreement of even date herewith with Hostway, Stockholder’s amount of damages will be One Hundred Fifty Thousand Dollars ($150,000.00). If Hostway subsequently becomes entitled to a Termination Fee from the Company after Stockholder has made a payment pursuant to this Section 9(b), Hostway hereby assigns to Stockholder its right to such Termination Fee to the extent of the payments to Hostway made by Stockholder under this Section 9(b).

               10.         Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier (providing proof of delivery) to Hostway at the address set forth in Section 10.3 of the Merger Agreement, and to the Stockholder at the address set forth on such Stockholder’s personal information letter of even date herewith, or to such other address as any party hereto may designate for itself by notice given as herein provided.

               11.         Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware state court (in law or equity) having subject matter jurisdiction over the subject matter hereof, and each of the parties hereto consents and agrees to personal jurisdiction and waives any objection as to the venue of such courts for purposes of such action.

               12.         Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

               13.         Counterparts. This Agreement may be executed in multiple counterparts and by delivery of facsimile signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.

               14.         Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

               IN WITNESS WHEREOF, the Hostway has caused this Agreement to be executed as of the date first above written.

HOSTWAY CORPORATION: By:_________________________________________ Its: _______________________________________

STOCKHOLDER COUNTERPART SIGNATURE PAGE

               IN WITNESS WHEREOF, the undersigned Stockholder has caused this Agreement to be executed as of the date first above written.

______________________________________
Joseph Kibur

Total number of Shares owned on the date hereof:

Shares:                                    3,575,000

Total number of Company Stock Options owned on the date hereof and to be exercised in accordance with the terms hereof:

Company Stock Options:                      0

APPENDIX D

BDO VALUATION INC. FAIRNESS OPINION

BDO Valuation Inc. Chartered Business Valuators	600 Park Place, 666 Burrard Street Vancouver, BC, Canada V6C 2X8 Telephone: (604) 688-5421 Telefax: (604) 688-5132 Website: www.bdo.ca

July 10, 2003

The Board of Directors
NetNation Communications, Inc.
14th Floor, 555 West Hastings Street
Vancouver, BC
V6B 4N6

Dears Sirs:

RE:	Agreement and Plan of Merger with Hostway Corporation and Hostway
Acquisition Corp.

Agreement and Plan of Merger

BDO Valuation Inc. (“BDO” Valuation” or “BDO” or “we”) understands that NetNation Communications, Inc. (“NetNation” or the “Company”), Hostway Corporation (“Hostway” or the “Offeror”) and Hostway Acquisition Corp. (“Hostway Acquisition” or the “Merger Sub”) entered into an Agreement and Plan of Merger dated June 11, 2003 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into NetNation and NetNation will continue as the surviving entity (the “Merger”). Pursuant to the Merger each share (a “Share”) of NetNation common stock issued and outstanding, other than Shares held by NetNation or any subsidiary and dissenting Shares (as defined in the Merger Agreement), will be cancelled and extinguished and be converted into the right to receive US$1.65 per Share in cash (“Merger Consideration”) upon the surrender of the certificate representing a Share. The terms and conditions of the Merger and the Merger Consideration are set forth in more detail in the Merger Agreement.

BDO Valuation has been retained by the Board of Directors of the Company (the “Board”) to provide its opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the Merger Consideration to the Company’s common stockholders. The Merger is subject

D – 1

Board of Directors, NetNation Communications, Inc. July 10, 2003

to regulatory and shareholder approval. All monetary amounts in the Fairness Opinion are expressed in United States dollars.

Engagement

BDO Valuation was formally engaged by the Board as of June 13, 2003 to provide the Fairness Opinion. BDO is to be paid a fee for its services based on time expended and is to be reimbursed for out-of-pocket expenses. BDO’s fees and costs are not contingent in whole or in part on the closing or success of the Merger. BDO Valuation understands that the Fairness Opinion will be included in a Proxy Statement and will, pursuant to the requirements of the applicable securities regulatory provisions, be filed with the United States Securities and Exchange Commission.

Credentials

BDO Dunwoody LLP, Chartered Accountants and Consultants, is a major Canadian professional services firm that serves entrepreneurial-oriented enterprises. BDO Valuation is a wholly owned subsidiary of BDO Dunwoody LLP. BDO’s valuation professionals are experienced in completing valuations, fairness opinions and merger and acquisition engagements for numerous companies and organizations across a broad range of industries.

Scope of Review

In connection with rendering this Fairness Opinion, BDO Valuation has reviewed and relied upon, or carried out, the following.

  Agreement and Plan of Merger by and among Hostway, Hostway Acquisition and NetNation, dated June 11, 2003.

  Hostway disclosure letter to NetNation, dated June 6, 2003.

  NetNation disclosure letter to Hostway, dated June 11, 2003.

  NetNation and Hostway Letter of Intent, dated January 9, 2003.

Board of Directors, NetNation Communications, Inc. July 10, 2003

  Certain NetNation corporate, legal, banking and financial documents.

  NetNation audited consolidated financial statements for the years ended December 31, 1997 to 2002.

  NetNation corporate tax returns for the years ended December 31, 2000 to 2002.

  NetNation Annual Reports on Form 10K for the years ended December 31, 1999 to 2002.

  NetNation Annual Reports for the years ended December 31, 2000 to 2002.

  NetNation Current Reports on Form 8K from April 2000 to June 2003.

  NetNation Proxy Statements for the years 2000 to 2002.

  NetNation Quarterly Reports on Form 10Q for the quarters ended September 30, 1999 to March 31, 2003.

  The Company’s unaudited financial projections for the nine months ending December 31, 2003 and for the years ending December 31, 2004 to December 31, 2007 provided by NetNation’s management.

  Correspondence, calculations and working papers provided by NetNation’s management.

  Discussions with senior management of NetNation with respect to their assessment of NetNation’s historic, current and prospective operations, investment and financial position.

  Discussions with senior management of NetNation with respect to the process followed to solicit and negotiate alternate stockholder value enhancement transactions other than the Merger.

  Public information with respect to certain other transactions of a comparable nature considered relevant.

  Public information relating to the business, operations, financial performance and stock trading history of NetNation and other companies BDO considered relevant.

Board of Directors, NetNation Communications, Inc. July 10, 2003

  Discussions with the Board.

  A letter of representation as to certain factual matters provided by NetNation.

  Such other information, financial studies, analyses and investigations and financial, economic and market factors that we have deemed relevant.

BDO Valuation was not denied access to any information that it requested other than the financial statements of the Offeror because the Offeror did not want BDO Valuation to access private financial information. BDO is unaware of any undisclosed information that would have a material effect on this Fairness Opinion.

Assumptions and Limitations

In preparing the Fairness Opinion, BDO Valuation made the following assumptions.

  The statements of fact contained in the Fairness Opinion are true and correct.

  Information provided to BDO Valuation about NetNation and the Merger is complete and accurate and there have been no material changes of fact in the materials, data, advice, opinions and representations provided to us.

  NetNation has no contingent liabilities, unusual or substantial obligations other than in the ordinary course of business, or pending or threatened litigation, except as disclosed in the financial statements.

  The Merger will be completed as outlined in the Merger Agreement.

BDO Valuation’s analyses must be considered as a whole. Selecting portions of the analyses and factors considered without considering all factors and analyses together could create a misleading view of the process underlying this Fairness Opinion.

This Fairness Opinion has been provided for use by the Board in evaluating the Merger and may not be relied upon for any other purpose without the express prior written consent of BDO Valuation. The Fairness Opinion is given as of the date hereof and BDO Valuation disclaims any undertaking or obligation to advise any person of any change of, or in any fact

Board of Directors, NetNation Communications, Inc. July 10, 2003

or matter affecting, this Fairness Opinion after the date of this Fairness Opinion. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date of this Fairness Opinion, BDO Valuation reserves the right to change, modify or withdraw the Fairness Opinion.

BDO does not express an opinion as to whether or not the stockholders of NetNation should approve the Merger.

NetNation Communications, Inc.

NetNation trades on The Nasdaq Small Cap Market. Effective June 13, 2003 NetNation’s stockholders approved a one for two and one-half reverse stock split. As a result of this consolidation the number of Shares outstanding reduced from 15.2 million to 6.1 million. All references to outstanding Shares and per Share amounts in this Fairness Opinion reflect this reverse stock split.

NetNation offers a range of internet products and services to small and medium-sized businesses. It is primarily engaged in providing website hosting, domain name registration and other related services that permit its customers to add features to their websites, such as audio/video, on-line commerce capabilities or e-mail.

In addition to shared and dedicated server website hosting and server co-location services, NetNation offers managed services, an expansion of its dedicated server website hosting, for the high-end corporate customer. Managed services can be customized for the particular customer and can be configured to completely outsource the customer’s website infrastructure, technical support and maintenance. NetNation offers domain name registration through its wholly owned subsidiary DomainPeople, Inc., an accredited and operational domain name registrar.

NetNation’s consolidated principal tangible assets are its working capital and fixed assets and its investment in Afilias, LLC. The Company has no long-term liabilities. The Company’s consolidated intangible assets include its ICANN-accredited registrar status, its licensed and unlicensed technology, its significant customer base and corporate goodwill.

Board of Directors, NetNation Communications, Inc. July 10, 2003

Fairness Considerations

The assessment of fairness, from a financial point of view, must be considered in the context of a particular transaction. In connection with the Fairness Opinion, BDO performed a variety of financial and comparative analyses relevant to NetNation and the Merger. In considering the fairness of the Merger Consideration BDO considered a number of matters including, but not limited to, the following.

  A comparison of the Merger Consideration to the result of various valuation analyses for the Company on an enterprise and a per Share basis.

  A comparison of the Merger Consideration to the stock market trading price for a Share prior to the execution of a letter of intent between the Company and the Offeror and prior to the announcement of the intention to complete the Merger.

  Other transaction alternatives potentially available to the Company.

BDO’s valuation analyses included a discounted cash flow approach, capitalized cash flow and capitalized earnings approaches and the application of comparable precedent transactions applied to the valuation of NetNation on an enterprise and per Share basis. Specific consideration was given to the amount of cash on the Company’s balance sheet and its impact on NetNation’s enterprise and per Share value. The Merger Consideration is within the range of the per Share values computed by BDO using these valuation analyses.

The Merger was announced on June 13, 2003. The Merger Consideration represents a 30% premium to the closing stock market trading price on June 13, 2003 and a 28% premium to the weighted average closing stock market trading price for the 20 trading days leading up to and including June 13, 2003. The initial letter of intent between Hostway and NetNation was signed on January 9, 2003. The Merger Consideration represents a 50% premium to the closing stock market trading price on January 9, 2003 and a 36% premium to the weighted average closing stock market trading price for the 20 trading days leading up to and including January 9, 2003.

The Company began the process of considering other potential transaction alternatives to enhance stockholder value over one year ago. NetNation retained financial advisors to assist

Board of Directors, NetNation Communications, Inc. July 10, 2003

it with this process and to seek out financial and strategic buyers for the Company. We understand that the search process included contacting numerous buyers on an international basis that had the financial capability and/or the commercial justification to complete a transaction involving NetNation. The search process and stockholder value enhancement initiatives did not produce any transaction alternatives or offers which had a strong possibility of completion, and which were for a per Share consideration equal to or greater than the Merger Consideration. An alternative transaction on terms equivalent to, or for consideration in excess of, the Merger Consideration is unlikely at this point in time.

Conclusion as to Fairness

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the NetNation stockholders.

Yours truly,

BDO Valuation Inc.

APPENDIX E

DELAWARE GENERAL CORPORATION LAW

SECTION 262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the

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value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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NETNATION COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of NetNation Communications, Inc., a Delaware corporation (the “Company”), hereby appoints David Talmor, Joseph Kibur and Jag Gillan, or any one of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Special Meeting of Stockholders (the “Special Meeting”) to be held at 10:00 a.m. Pacific Daylight Time on Thursday, August 21, 2003, at the Simon Fraser Harbour Centre, Suite 1430 D, 515 West Hastings, Vancouver, British Columbia, Canada, or any adjournment or postponement thereof, with authority to vote upon the matters set forth on the reverse side of this Proxy Card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED:

     “FOR” ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JUNE 11, 2003;

     AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

- FOLD AND DETACH HERE -

YOUR VOTE IS IMPORTANT!

YOU CAN VOTE BY PROMPTLY RETURNING YOUR COMPLETED
PROXY CARD IN THE ENCLOSED ENVELOPE:

Please mark your votes as
indicated in this example

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THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE BOARD
OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Proposal 1 – Adoption of the Agreement and Plan of Merger dated June 11, 2003, among NetNation Communications, Inc., a Delaware corporation, Hostway Corporation, an Illinois corporation and Hostway Acquisition Corp., a Delaware corporation, as such agreement may be amended from time to time.

FOR	AGAINST	ABSTAIN

The proposal set forth above is the proposal of the Company. The proposal is not related to or conditioned upon approval of any other proposal.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in this space immediately below.

Signature(s): ______________________________________________

Date: ____________________________

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

-  FOLD AND DETACH HERE AND READ THE REVERSE SIDE –
-
THANK YOU FOR VOTING.

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